UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Jo-Ann Stores
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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5555 Darrow Road
Hudson, Ohio 44236

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 11, 2009

To our Shareholders:

The Annual Meeting of Shareholders of Jo-Ann Stores, Inc. will be held at the Conference Center at our corporate offices located at 5373 Darrow Road, Hudson, Ohio, on Thursday, June 11, 2009 at 9:00 a.m., eastern daylight saving time, for the following purposes:

1. To elect as directors the ten nominees named in the attached proxy statement for terms that will expire at the time of the 2010 Annual Meeting of Shareholders.

2. To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for our fiscal year ending January 30, 2010.

3. To transact any other business properly brought before the meeting and any adjournment or postponement.

All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on April 13, 2009 will be entitled to vote at the meeting.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. If you received in the mail only a Notice of the meeting, you may vote your shares via the Internet or by telephone by following the instructions on the Notice. If you received a paper copy of the proxy card by mail or request printed copies of the proxy materials, you may vote by Internet, by telephone or by signing, dating and returning your proxy card by mail in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. Instructions for requesting printed copies of the proxy materials are set forth on the Notice. If you attend the meeting, you may revoke your proxy and vote your shares in person.

The proxy statement accompanies this notice.

David Goldston
Senior Vice President
General Counsel & Secretary

By order of the Board of Directors
April 27, 2009

Any shareholder having a disability requiring special assistance who would like to attend the Annual Meeting should call our company’s Investor Relations Department at 330-463-6865 and reasonable accommodations will be made to meet such shareholder’s needs.

PROXY STATEMENT

5555 Darrow Road
Hudson, Ohio 44236

PROXY STATEMENT

Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Annual Meeting of Shareholders of Jo-Ann Stores, Inc. to be held on Thursday, June 11, 2009 beginning at 9:00 a.m., eastern daylight saving time, at the Conference Center at our corporate offices located at 5373 Darrow Road, Hudson, Ohio, and at any postponements or adjournments of that meeting (“Annual Meeting”). We are first sending the proxy materials on or about May 1, 2009.

ELECTRONIC DELIVERY OF THIS PROXY STATEMENT

We have implemented the Securities and Exchange Commission’s “E-Proxy Rules” and decided to use what is known as the “Notice and Access Option.” We believe this E-Proxy process will expedite shareholders’ receipt of proxy materials, lower our printing and delivery costs, and help the environment. Under these procedures, unless a shareholder previously requested paper copy delivery of this proxy statement and our Annual Report on Form 10-K, all shareholders are being mailed a notice (the “Notice”) regarding the Internet availability of proxy materials. The Notices (and paper copies of the proxy statement and Annual Report on Form 10-K, in the case of shareholders previously requesting paper copies) are being mailed on May 1, 2009. The Notices contain information on how to access this proxy statement and our Annual Report on Form 10-K via the Internet and how to vote. If you received the Notice and wish to receive a printed copy of our proxy materials, please follow the instructions in the Notice for requesting such materials.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will:

1. Vote on the nominations of Scott Cowen, Joseph DePinto, Ira Gumberg, Patricia Morrison, Frank Newman, David Perdue, Beryl Raff, Alan Rosskamm, Tracey Travis and Darrell Webb to serve as directors for terms that will expire at the time of the 2010 Annual Meeting of Shareholders.

2. Consider the ratification of the selection of Ernst & Young LLP to serve as our independent registered public accountants for our fiscal year ending January 30, 2010.

3. Consider any other business properly brought before the meeting and any adjournment or postponement.

In addition, our management will report on our performance during fiscal 2009 and respond to questions from shareholders.

Who may attend the Annual Meeting?

All shareholders may attend the Annual Meeting.

Who is entitled to vote?

Shareholders as of the close of business on April 13, 2009, the record date, are entitled to vote at the Annual Meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon.

How many shares must be present to conduct the Annual Meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct the meeting, a majority of our outstanding common shares, as of the record date, must be present in person or by proxy at the meeting. This is referred to as a quorum. On the record date, 26,448,519 common shares were outstanding. Abstentions and broker non-votes are included in determining the number of votes present at the meeting. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. However, abstentions and broker non-votes will not be counted in favor of or against any nominee for election to our Board of Directors and will not have an effect on the outcome of the vote to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.

What am I voting on?

You will be voting on the nominations of Scott Cowen, Joseph DePinto, Ira Gumberg, Patricia Morrison, Frank Newman, David Perdue, Beryl Raff, Alan Rosskamm, Tracey Travis and Darrell Webb to be re-elected as directors of our company. If elected, these directors each will serve a one-year term ending at the time of the 2010 Annual Meeting of Shareholders.

You also will be voting on a proposal to ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accountants for fiscal 2010. These proposals are discussed in further detail beginning on page 4.

If any other matter is presented at the meeting, your proxy holder will vote in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no other matters to be acted on at the meeting.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods.

Vote via the Internet:

You can vote your shares via the Internet. The website for Internet voting is shown on your Notice (or your proxy card if you received printed proxy materials). Internet voting is available 24 hours a day, seven days a week. You will have the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do NOT need to return your proxy card. The deadline for voting via the Internet is 11:59 pm, eastern daylight saving time, on June 10, 2009.

Vote by Telephone:

You can vote your shares by telephone by calling the toll-free telephone number shown on our Internet voting website (or on your proxy card if you received printed proxy materials). Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card. The deadline for voting by telephone is 11:59 pm, eastern daylight saving time, on June 10, 2009.

Vote by Mail:

If you wish to vote by mail, you will need to request a printed copy of our proxy materials, which will include a paper proxy card. Instructions for obtaining such materials are on your Notice. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxies returned by mail must be received by 11:59 pm, eastern daylight saving time, on June 10, 2009.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate. If you sign your proxy card, but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

Can I change my vote or revoke my proxy after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the proxy is exercised by filing a duly executed proxy bearing a later date, or a notice of revocation, with our Secretary. If you attend the meeting in person, you may request that the powers of the proxy holders to vote your shares be suspended, although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) shares?

If you participate in the Jo-Ann Stores, Inc. 401(k) Savings Plan, the number of common shares that you may vote is equivalent to the interest in common shares credited to your account as of the record date. You may vote these shares by instructing Vanguard Fiduciary Trust Company pursuant to the instructions on the Notice. The trustee will vote your shares in accordance with your duly executed instructions. If you do not send instructions on how to vote your shares, the share equivalents credited to your account will be voted by the trustee in the same proportion that the trustee votes share equivalents for which it did receive instructions. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 pm, eastern daylight saving time, on June 8, 2009.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card, it is because you hold shares in more than one account. You will need to vote all Notices or proxy cards to insure that all your shares are counted.

Who will count the vote?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes. We have appointed an individual to act as inspector of elections.

What is the required vote for approval of the proposals?

Proposal 1 — Election of Directors.  The ten nominees receiving the highest number of “FOR” votes cast at the Annual Meeting will be elected. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more nominees will not be voted with respect to the nominee or nominees indicated.

Proposal 2 — Ratification of Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm.  Approval of this proposal will require the affirmative vote of a majority of the shares voting on this proposal.

What is cumulative voting?

Under the Ohio General Corporation Law, all of the common shares may be voted cumulatively in the election of directors if any shareholder gives written notice to our President, a Vice President or the Secretary, not less than 48 hours before the time set for the Annual Meeting, and an announcement of the notice is made at the beginning of the Annual Meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. Cumulative voting permits a shareholder to (1) cast a number of votes equal to the number of common shares owned by the shareholder multiplied by the number of directors to be elected and (2) cast those votes for only one nominee or distribute them among the nominees. In the event that voting at the election is cumulative, the persons named in the enclosed proxy will vote the common shares represented by valid proxies on a cumulative basis for the election of the nominees, allocating the votes of such common shares in accordance with their judgment. Shareholders of our company will not be entitled to dissenters’ rights with respect to any matter to be considered at the Annual Meeting.

PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Directors

Our Board of Directors presently is comprised of ten members. All directors are subject to annual re-election.

Our Board, upon recommendation of its Corporate Governance Committee, has nominated Scott Cowen, Joseph DePinto, Ira Gumberg, Patricia Morrison, Frank Newman, David Perdue, Beryl Raff, Alan Rosskamm, Tracey Travis and Darrell Webb for re-election at the Annual Meeting. If elected, each will serve a one-year term expiring at our 2010 Annual Meeting and until the subsequent election and qualification of the director’s successor, subject to the director’s earlier retirement, resignation, death or removal.

Background information about the nominees is provided beginning on page 11.

Each of the nominees has consented to serve if elected. If any of them becomes unable or unwilling to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee. The Board alternatively may decide to reduce the size of the Board to the extent permitted by our Articles of Incorporation, Code of Regulations and applicable laws. We presently do not know of any reason why any nominee will be unable or unwilling to serve.

Vote Required.  The ten nominees receiving the highest number of “FOR” votes cast at the Annual Meeting will be elected.

Our Board of Directors recommends that you vote FOR the election of these nominees.

Proposal 2 — Ratification of Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm to audit our financial statements for our fiscal year ending January 30, 2010. Our Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditors. Our Board of Directors is submitting the selection to the shareholders for ratification as a matter of good corporate governance practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders ratify the selection, the Audit Committee may, at its discretion, direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

A representative of Ernst & Young LLP is expected to be present at our Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. Additionally this representative will be available to answer appropriate questions that you may have regarding Ernst & Young LLP’s examination of our consolidated financial statements for the fiscal year ended January 31, 2009.

Vote Required.  Ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010 will require the affirmative vote of a majority of the shares voting on this proposal.

Our Board of Directors recommends that you vote FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Developments

We are committed to implementing and upholding high standards of responsible corporate governance. Our Board, and in particular our Corporate Governance Committee, continually monitors developments in the area of corporate governance and on a regular basis discusses the desirability of making changes to our corporate governance structure.

Board of Directors

The primary responsibility of the Board of Directors is to foster our long-term success, consistent with its fiduciary duty to the shareholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for our day-to-day operations. In fulfilling this role, each director must exercise his or her good faith business judgment in the best interests of our company.

The Board’s current practice is to hold four regularly scheduled meetings a year. These meetings are usually held in March, June, August and November. The organizational meeting follows immediately after the Annual Meeting of Shareholders in June. Our Board reviews strategic issues at Board meetings throughout the year. In addition, the Board conducts a comprehensive review of our strategic plan each year with participation from senior management. During fiscal 2009, the Board held four meetings. Directors are expected to attend Board meetings, the Annual Meeting of Shareholders and meetings of the Committees on which they serve, with the understanding that a director may occasionally be unable to attend a meeting. During fiscal 2009, all of our directors who were then serving as directors attended 75% or more of the meetings of the Board, and of the meetings of the Committees on which they served. All but one of our directors attended the Annual Meeting of Shareholders held in June 2008.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are posted on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com. A copy of the Guidelines also may be obtained in printed form from our Secretary. Pursuant to these guidelines, the non-employee directors meet in executive session at each in-person Board meeting, and the independent non-employee directors meet in executive session at least once per year.

Lead Director

The non-employee directors annually select from amongst themselves a Lead Director, based upon a recommendation by the Corporate Governance Committee. The role of the Lead Director is to:

•	Preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-employee directors

•	Serve as liaison between the Chairman and the non-employee directors

•	Provide the Chairman with feedback from executive sessions

•	Approve agendas and schedules for Board meetings in consultation with the Chairman, to ensure that agendas include all items of interest to the non-employee directors and that there is sufficient time for discussion of all agenda items

•	Determine the information to be sent to the Board, in consultation with the Chairman

•	Participate, with the Chair of the Compensation Committee, in delivering the Chairman’s performance evaluation to the Chairman

•	Be available for consultation and direct communication upon request by a major shareholder

•	Perform other responsibilities assigned by the Board

The Lead Director has the authority to call meetings of the non-employee directors.

The designation of a Lead Director is not intended to inhibit communication among the directors or between any of them and the Chairman. Accordingly, other directors are encouraged to communicate freely among themselves and directly with the Chairman. Additionally, any director can ask for an item to be added to the agenda for any Board or Committee meeting.

Scott Cowen has served as Lead Director since August 2007, and the non-employee directors presently intend to elect Dr. Cowen to serve as Lead Director for an additional one-year term commencing immediately after our Annual Meeting.

Board Independence

Under our Corporate Governance Guidelines, a majority of our Board must be “independent,” as such term is defined under the New York Stock Exchange (“NYSE”) Listing Standards. No director qualifies as “independent” unless our Board of Directors affirmatively determines that the director has no material relationship with us. In order to make this determination, the Board considers all relevant facts and circumstances surrounding the director’s relationship with us and our management. The Board of Directors recognizes that material relationships can include, without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and will consider these in its determinations.

The Board has adopted Standards for Determining Director Independence (“Standards”) to aid it in determining whether a director is independent. These Standards are in compliance with the director independence requirements of the NYSE Listing Standards and incorporate independence standards contained in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Standards are available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com and in printed form upon request to our Secretary.

After considering all relevant facts and circumstances, including each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, including those relationships described under “Certain Relationships and Related Transactions” below, the Board affirmatively has determined that each director and each director nominee is “independent,” as such term is defined under our Standards, with the exception of Darrell Webb, who serves as our Chairman, President and Chief Executive Officer, Alan Rosskamm, who served as our Chairman, President and Chief Executive Officer until July 24, 2006, and Ira Gumberg, who is President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company, which manages numerous shopping centers, nine of which contain our stores. Mr. Gumberg and his immediate family members have ownership interests in seven of these shopping centers. See page 13 of this proxy statement for further information regarding the relationships between us and the entities with which Mr. Gumberg is associated. In reaching its conclusion that the remaining directors and director nominees are “independent,” the Board considered purchases in the ordinary course of business by us from companies with which we share directors, and in all cases determined that such purchases represented 0.2% or less of our revenues and the revenues of the other company and therefore such purchases would not impair a director’s independence.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the Board of Directors in care of the Secretary of Jo-Ann Stores, Inc., 5555 Darrow Road, Hudson, OH 44236. The Secretary will act as agent for the non-employee directors in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are forwarded to the Lead Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are forwarded to the Chairperson of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are sent to the appropriate company executive.

Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but will be made available to any director who wishes to review them.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Listing Standards and Securities and Exchange Commission (“SEC”) regulations, the Board has adopted the Jo-Ann Stores, Inc. Code of Business Conduct and Ethics, which serves as the Code of Ethics for the directors, officers (including the chief executive officer, chief financial officer, chief accounting officer, controller and any person performing similar functions) and employees of our company and all of its subsidiaries. The Code is available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com and in printed form upon request to our Secretary.

Committees of the Board

The Board has established three permanent Committees of the Board to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Shareholders, based on the recommendations of the Corporate Governance Committee. The Board has adopted written charters for each of these Committees, which are available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com or in printed form upon request to our Secretary. The Chair of each Committee works with the Chairman and Lead Director to determine the frequency, length and agendas of Committee meetings. Each director is invited to attend meetings of Committees of the Board of which he or she is not a member.

The Audit Committee, which met seven times during fiscal 2009, is responsible for appointing the independent registered public accountants for the fiscal year, reviewing with the independent registered public accountants the results of the audit engagement and the scope and thoroughness of their examination, reviewing the independence of the independent registered public accountants, reviewing our SEC filings, reviewing the effectiveness of our company’s systems of internal accounting controls, overseeing enterprise risk management and approving all auditing and non-auditing fees and services performed by our independent registered public accountants or other auditing or accounting firms. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com or in printed form upon request to our Secretary. The Board has determined that all members of the Audit Committee meet the independence requirements as provided in our Standards, which comply with the listing standards of the NYSE and Rule 10A-3 of the Exchange Act. The formal report of the Audit Committee with respect to the fiscal year ended January 31, 2009 begins on page 48 of this proxy statement. The Committee currently consists of Tracey Travis (Chairperson), Scott Cowen, Frank Newman and David Perdue.

The Board has determined that all members of the Audit Committee are financially literate, as required by the NYSE, and that at least two of the committee members, Ms. Travis and Dr. Cowen, are “audit committee financial experts,” as that term is defined in the SEC regulations.

Any employee or other person who wishes to contact the Audit Committee to report fiscal improprieties or complaints about internal accounting matters or other accounting or auditing issues can do so by writing to the Committee in care of the Secretary of Jo-Ann Stores, Inc., 5555 Darrow Road, Hudson, OH 44236. Such reports may be made anonymously.

The Compensation Committee consists entirely of non-employee directors, all of whom the Board has determined are independent within the meaning of our Standards, which comply with the listing standards of the NYSE. In addition, each member qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act and an “outside director” under Section 162(m) of the Internal Revenue Code. The Compensation Committee members are not, and have never been, officers or employees of our company, and there is not, nor was there during fiscal 2009, any compensation committee interlock (in other words, no executive of our company serves as a director or on the compensation committee of a company that has one or more executives serving on our Board of Directors or our Compensation Committee).

The Compensation Committee met four times during fiscal 2009. The Committee’s responsibilities are set forth in the Compensation Committee Charter and include setting the compensation for directors, executive officers and each senior management team member; approving director and officer compensation plans, policies and programs; approving director and employee equity grants; overseeing the preparation of, and reviewing, our annual Compensation Discussion & Analysis and recommending to include it in our proxy statement; and producing an annual committee report for inclusion in the proxy statement. For a description of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, see the Compensation Discussion and Analysis beginning on page 13. The formal report of the Compensation Committee appears on page 47 of this proxy statement. The Committee currently consists of Beryl Raff (Chairperson), Scott Cowen, Joseph DePinto, Patricia Morrison and Frank Newman.

The Corporate Governance Committee consists entirely of non-employee directors, all of whom the Board has determined to be independent within the meaning of our Standards, which comply with the listing standards of the NYSE.

The Corporate Governance Committee met three times during fiscal 2009. The Committee’s responsibilities are set forth in the Corporate Governance Committee Charter and include advising and making recommendations to the Board of Directors on issues of corporate governance, including matters relating to Board performance, management succession planning, director independence, Board Committee structure and composition, and our Corporate Governance Guidelines. The Corporate Governance Committee assists the Board in recruiting highly qualified directors by interviewing and recommending to the Board of Directors, for nomination on behalf of the Board, suitable persons for election as directors when a vacancy exists on the Board. The Corporate Governance Committee and the Board of Directors also will consider individuals properly recommended by our shareholders. Such recommendations should be submitted in writing to the Chairman of the Board, who will submit them to the Committee and the entire Board for their consideration. A recommendation must be accompanied by the consent of the individual nominated to be elected and to serve. The Committee currently consists of Patricia Morrison (Chairperson), Joseph DePinto, David Perdue, Beryl Raff and Tracey Travis.

ELECTION OF DIRECTORS

Process for Nominating Directors

The Corporate Governance Committee is responsible for identifying and evaluating director nominees and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders. In evaluating the suitability of individuals for Board membership, the Committee applies the Board Competencies, discussed immediately below.

Board Competencies

The Committee has established minimum qualification standards for nominees and also has identified certain desirable qualities and skills.

The minimum qualification standards are as follows:

•	Each candidate shall be prepared to represent the long-term interests of all of our company’s shareholders and not just one particular constituency.

•	Each candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

•	Each candidate must have an inquisitive and objective perspective, practical wisdom and mature judgment.

•	No candidate, or immediate family member (as defined in NYSE rules), or affiliate or associate of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of our company.

•	Each candidate shall be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board and the committees of which he or she is a member, and shall be responsible for management of other personal or professional commitments so as not to interfere with or materially limit his or her ability to meet such Board and committee obligations.

The additional desirable qualities and skills are as follows:

•	Each candidate should contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of skills, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences.

•	Each candidate should contribute positively to the chemistry and culture among Board members.

•	Each candidate should possess professional and personal experiences and expertise relevant to our company’s purpose, mission and strategy.

The Committee will apply the minimum criteria and will take into account desirable qualities and skills and all other factors that would help in the evaluation of a candidate’s suitability for Board membership. The Board Competencies are available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com; a printed copy of the Board Competencies also is available upon request to our Secretary.

Selection Process for New Board Candidates

Internal Process for Identifying Candidates.  The Corporate Governance Committee has two primary methods for identifying candidates (other than those proposed by our shareholders, as discussed below). First, the Corporate Governance Committee solicits ideas for possible candidates from a number of sources — members of the Board; senior level company executives; individuals personally known to the members of the Board; and research, including database and other searches. Second, the Committee may from time to time use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Corporate Governance Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Corporate Governance Committee and each candidate during the screening and evaluation process and thereafter to be available for consultation as needed by the Corporate Governance Committee.

General Nomination Right of All Shareholders.  Any of our shareholders may nominate one or more persons for election as a director of our company at an annual meeting of shareholders if the shareholder complies with the provisions contained in our Code of Regulations. We have an advance notice provision. In order for the director nomination to be timely, a shareholder’s notice to our Secretary must be delivered to our principal executive offices not later than the close of business on the ninetieth calendar day, and not earlier than the opening of business on the one hundred twentieth calendar day, prior to the meeting; except that, if the first public announcement of the date of the meeting is not made at least one hundred days prior to the date of the meeting, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the tenth calendar day after the first public announcement of the date of the meeting and not earlier than the opening of business on the one hundred twentieth calendar day prior to the meeting. A shareholder’s notice must set forth, as to each candidate, all of the information about the candidate required to be disclosed in a proxy statement complying with the rules of the SEC used in connection with the solicitation of proxies for the election of the candidate as a director.

Evaluation of Candidates

The Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Committee’s initial evaluation, a candidate continues to be of interest to the Committee, the Chair of the Corporate Governance Committee will interview the candidate and communicate the Chair’s evaluation to the other Corporate Governance Committee members, the Chairman of the Board and the Lead Director. Later reviews will be conducted by other members of the Corporate Governance Committee. Ultimately, background and reference checks will be conducted and the Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process

Our fiscal year ends each year on the Saturday closest to January 31. The Corporate Governance Committee usually meets in March or early April to consider, among other things, candidates to be recommended to the Board for inclusion in our recommended slate of director nominees for the next annual meeting. The Board usually meets shortly thereafter to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in June of that year.

Nominees

Each of the nominees for director was an incumbent director whose term of office was concluding and was considered as a candidate for continued Board membership. Each of our incumbent directors is evaluated on a regular basis by each of the other members of the Board on his or her performance as a Board and committee member, specifically considering his or her attendance, preparation, leadership, ethics, engagement, qualities and skills. Such reviews have been conducted with respect to all of the nominees within the past two years. The Corporate Governance Committee reviewed the nominees’ performance evaluations. The Corporate Governance Committee determined that each candidate met the established Board Competencies and all requirements for service as a Director and, based on the evaluations and other relevant considerations, recommended each nominee for continued membership on the Board.

The following table sets forth certain information regarding the nominees for election as members of the Board of Directors.

	Principal Occupation for Past Five Years,	Director
Name	Other Directorships and Age	Since

	Director Nominees For Election At Annual Meeting
Scott Cowen(1)(3)	President of Tulane University and the Seymour S Goodman Professor of Management for more than five years. Dr. Cowen is also a director of American Greetings Corporation, Forest City Enterprises, Inc. and Newell Rubbermaid Inc. Dr. Cowen is a former board member of the American Council of Education, the Business-Higher Education Forum and the National Collegiate Athletic Association, and a member of the Audit Committee Leadership Network in North America, a select group of audit committee chairs from America’s leading companies. Dr. Cowen is the co-author of four books and has published more than 90 articles in academic and professional journals focused on issues dealing with corporate governance, strategic planning and the development of management control systems; age 62.	1987
Joseph DePinto(2)(3)	President and Chief Executive Officer of 7-Eleven, Inc., the world’s largest convenience retailer, since 2005. During 2005 he served as President of GameStop, Inc., the leading videogame and entertainment software retailer. From 2002 to 2005 Mr. DePinto was an executive with 7-Eleven, serving as Vice President, Operations from 2003 to 2005, and as Division Vice President from 2002 to 2003. Prior to that, he held executive positions at PepsiCo, Inc., and was the Chief Operating Officer of Thornton Oil Corp. Mr. DePinto currently serves on the boards of 7-Eleven, Inc. and OfficeMax, Inc.; age 46.	2008
Ira Gumberg	President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company, for more than five years. J.J. Gumberg Co. is a nationally ranked real estate investment and development company that maintains a portfolio of more than 30 shopping centers, consisting of over 12 million square feet of space in multiple states. Mr. Gumberg currently serves as a trustee and member of the Audit Committee of Carnegie Mellon University and a member of the board of trustees of the University of Pittsburgh; age 55.	1992
Patricia Morrison(2)(3)	Former Executive Vice President and Chief Information Officer from 2007 to 2008 and Senior Vice President and Chief Information Officer from 2005 to 2007 of Motorola, Inc., a designer, manufacturer, marketer and seller of mobility products. Previously, she was Executive Vice President and Chief Information Officer of Office Depot, Inc., a supplier of office products and services, from 2002 to 2005. Ms. Morrison currently serves on the board of SPSS Inc.; age 49.	2003
Frank Newman(1)(3)	Chairman and Chief Executive Officer of Medical Nutrition USA, Inc., a nutrition-medicine company, since 2003 and a director since 2002. From 2001 to 2003, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. Prior to 2001, Mr. Newman was in retailing for 30 years, including serving as Chief Executive Officer of Eckerd Corporation, a large drug store chain, from 1993 until 2000 and as Chief Executive Officer of F&M Distributors, a drug store chain, from 1986 until 1993. He is also a Director of Jabil Circuit, Inc. and Medical Nutrition USA, Inc. and has served on the Board of the National Association of Chain Drug Stores since 1993, including as its Chairman in 1999-2000; age 60.	1991

	Principal Occupation for Past Five Years,	Director
Name	Other Directorships and Age	Since

David Perdue(1)(2)	Retired Chairman and Chief Executive Officer of Dollar General Corporation, a Fortune 500 discount retailer, from 2003 to 2007. Previously, Mr. Perdue was Chairman and Chief Executive Officer of Pillowtex Corporation, a home textile manufacturer, from 2002 to 2003, and prior to that he held senior management positions with Reebok International Ltd. (where he served as Chief Executive Officer of the Reebok Brand), Haggar Corporation and Sara Lee Corporation. Mr. Perdue currently serves on the board of Alliant Energy Corporation; age 59.	2008
Beryl Raff(2)(3)	Chairman and Chief Executive Officer of Helzberg Diamond Shops, Inc., a nationwide jewelry retailer and indirect wholly owned subsidiary of Berkshire Hathaway Inc., since April 2009. Previously, Ms. Raff served as Executive Vice President & General Merchandise Manager for the Fine Jewelry Division of J.C. Penney Company, Inc., a department store retailer from 2005 until April 2009, and before that Ms. Raff served as J.C. Penney’s senior vice president and general merchandise manager of Fine Jewelry from 2001 to 2005. Ms. Raff is presently on the advisory board of Jewelers Circular Keystone (JCK), the world jewelry trade show organization for manufacturers and retailers of fine jewelry. She also serves on the board of Group 1 Automotive Inc.; age 58.	2001
Alan Rosskamm	Chairman of the Board of Charming Shoppes, Inc., a women’s apparel retailer with approximately 2,300 stores, since June 2008. Mr. Rosskamm also served as Charming Shoppes’ Interim Chief Executive Officer from July 2008 to April 2009. Previously, Mr. Rosskamm served as our Chairman of the Board, President and Chief Executive Officer for more than five years until his resignation from these positions in 2006. He is a member of one of our two founding families and was employed by us from 1978 to 2006; age 59.	1985
Tracey Travis(1)(2)	Senior Vice President and Chief Financial Officer for Polo Ralph Lauren Corporation, a designer, marketer and distributor of apparel, home and fragrance products, since 2005. From 2002 to 2004 she was Senior Vice President, Finance for Limited Brands, Inc., an apparel and personal care products retailer; age 46.	2003
Darrell Webb	Our Chairman of the Board, President and Chief Executive Officer since July 2006. Previously, he was President of Fred Meyer Stores, a division of The Kroger Company, a large supermarket retailer, from 2002 until July 2006; and President of Kroger’s Quality Food Center Division from 1999 to 2002; age 51.	2006

(1)	Member of the Audit Committee.

(2)	Member of the Corporate Governance Committee.

(3)	Member of the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a written “Statement of Policy with Respect to Related Party Transactions.” This policy requires our Corporate Governance Committee to review and approve all transactions, arrangements or relationships with us in which any director, executive officer or shareholder who owns more than 5% of our common shares (including immediate family members of directors and executive officers and entities owned or controlled by any of the above) has a direct or indirect material interest, which involve $10,000 or more and are not generally available to all of our employees, other than ordinary course director or employee compensation arrangements or a transaction with another company at which the related person is a director and/or owner of less than a 5% equity interest. In reviewing the related person transactions, the Corporate Governance Committee will consider the following factors: (1) the extent of the related person’s interest in the transaction, (2) the availability of other sources of comparable products and services, (3) whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (4) the benefits to us, and (5) the aggregate value of the transaction. This review will occur at each calendar year’s first regularly scheduled Corporate Governance Committee meeting and at subsequent meetings as needed. The Corporate Governance Committee also will review corporate opportunities presented to management or a member of our Board that may be equally available to us. No member of the Corporate Governance Committee with an interest in a related party transaction will participate in the decision-making process regarding that transaction. The Committee also will review any relationships with family members of 5% shareholders to the extent such matters are brought to the Committee’s attention. The only related party transaction of which our company is aware is described in the following paragraph.

Ira Gumberg, one of our directors, is President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company. J.J. Gumberg manages numerous shopping centers, nine of which contain our stores. The owners of the various shopping centers managed by J.J. Gumberg Co. are separate legal entities (individually referred to as a “shopping center entity”). Mr. Gumberg and his immediate family members have ownership interests in seven of the shopping center entities containing our stores. All of the leases are on terms we believe are no less favorable to us than could have been obtained from an unrelated party. From time to time, we also may receive tenant allowances from a shopping center entity on terms we believe are no less favorable to us than could have been obtained from an unrelated party. The aggregate rent and related occupancy charges paid by us during fiscal 2009, 2008, and 2007 to the shopping center entities for various stores under lease amounted to $1.6 million, $1.6 million, and $2.0 million, respectively. In fiscal 2009, the payments of $1.6 million to J.J. Gumberg, as agent, did not exceed 2% of such company’s gross revenue, nor did any single shopping center entity receive any payments from us in excess of $1 million dollars. The Corporate Governance Committee reviewed and approved continuation of these leases at its March 2009 meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Background Context

In fiscal 2009 our company performed relatively well in a very difficult economic and retail environment. Our shareholders were rewarded with stock performance that substantially exceeded the market averages and was at the top of our peer group.

Our same store sales increased by 0.5%, placing us at the top of our peer group.

We achieved solid earnings and cash flow improvements. Our net income increased by 42%, from $15.4 million to $21.9 million. On a per share basis, earnings increased by over 38%, from $0.62 to $0.86 per diluted share.

We significantly improved our balance sheet, increasing cash by $55.2 million while reducing our long-term debt by $34.0 million. We ended the year with more cash on hand than long-term debt. We renewed our bank credit facility until 2013, and ended the year with no borrowings, and $235.2 million of availability, under that facility.

We also continued to make progress in implementing our strategic and operating goals. We completed a major store systems upgrade and continued to open new stores and remodel existing stores. We were able to decrease inventories by 9% while maintaining strong in-stock positions in our stores and distribution centers.

Executive Summary

•	Pay for performance is our compensation philosophy. We tie compensation to performance objectives that are aligned with our corporate goals.

•	We also align compensation with the creation of long-term value for our shareholders. A significant portion of each executive officer’s total compensation opportunity is related directly to our stock price performance over a multi-year period.

•	Our goal is to provide our executives with the opportunity (at the “Target” level of incentive performance) to earn total compensation at approximately the median of our peers. If we perform better or worse than Target, our executives generally will receive compensation that is higher or lower than the median. Because we consider factors other than peer group data, each executive’s compensation opportunity may be below or above the peer group median.

•	Our executives’ total compensation package includes three primary elements:

•	Base salary, which is intended to recognize an individual’s regular commitment to his or her job and to provide a stable source of income to the individual.

•	Short-term incentive compensation in the form of an annual performance-based cash bonus, which is intended to focus our executives on achievement of financial goals established by our Compensation Committee at the beginning of each year.

•	Long-term incentive compensation in the form of equity-based awards to align the interests of our executives with those of our shareholders and promote a culture of share ownership.

•	We also provide our executives with a competitive benefits package in order to attract and retain high performing executives.

Despite our company’s relatively strong performance during fiscal 2009, there was no payout under our short-term cash incentive plan — while we exceeded Threshold performance with respect to an EBIT metric, our .5% same store sales improvement missed Threshold with respect to a same store sales improvement metric (by 0.333%) and the plan payments were contingent on meeting Threshold with respect to both metrics. There was a below Target payout under our long-term incentive plan based on performance against an earnings per share metric, even though our earnings per share increased 38% over the prior year. In light of our company’s relatively strong performance in the face of the very challenging environment, the Board approved modest discretionary bonuses to employees other than the Chief Executive Officer, while freezing base salaries for all bonus recipients for the upcoming year. The Board specifically considered our company’s performance compared to our compensation peer group, including our company’s performance at the highest level of the peer group with respect to shareholder return and same store sales improvement, and average to above average performance with respect to net income and EBIT. The discretionary bonuses were set at 25% of what a Target bonus would have been under the short-term incentive plan.

Senior Management Team

Our executive officers during fiscal 2009 and currently consist of:

•	Darrell Webb, our Chairman, President and Chief Executive Officer

•	Travis Smith, our Chief Operating Officer. Mr. Smith was promoted to this position on February 1, 2009, having previously served as our Executive Vice President, Merchandising and Marketing.

•	Kenneth Haverkost, our Executive Vice President, Store Operations

•	James Kerr, our Executive Vice President, Chief Financial Officer

Our senior management team, referred to as our “Management Committee,” consists of these executive officers and five additional senior managers at the Senior Vice President and Vice President level. All members of our Management Committee report directly to our Chief Executive Officer, except that Mr. Haverkost and our Senior Vice President, Logistics, report to Mr. Smith.

How we make compensation decisions

Executive compensation decisions are made by our Compensation Committee, with full Board approval of decisions outside of the normal scope involving our Chief Executive Officer.

Our Compensation Committee makes the compensation decisions with respect to our executive officers and other members of our Management Committee, except that any non-normal course decisions involving our Chief Executive Officer are made by the non-employee directors of our full Board meeting in Executive Session. The Compensation Committee is composed entirely of “outside directors” as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under the NYSE Corporate Governance Rules. The Compensation Committee also approves the compensation programs applicable to our employees below the Management Committee level.

Involvement of company management

Company management has no involvement in compensation decisions with respect to our Chief Executive Officer. The Compensation Committee receives recommendations from our Chief Executive Officer with respect to the compensation of other members of our Management Committee, which the Compensation Committee reviews and approves (or approves subject to requested changes). Company management also makes recommendations to the Compensation Committee with respect to the compensation programs applicable to employees below the Management Committee level, and implements these programs within the parameters approved by the Compensation Committee. Our Chief Executive Officer and certain other company officers typically attend portions of Compensation Committee meetings at the Committee’s request. The Committee meets in Executive Session without management present at every Committee meeting to discuss and decide executive compensation matters.

Involvement of a compensation consultant

The Compensation Committee receives advice concerning compensation issues from Watson Wyatt Worldwide, Inc. (“Watson Wyatt”), a nationally recognized compensation consulting firm that has significant experience in the retail industry. Watson Wyatt is retained by the Committee, not our company management, and takes direction from and reports to the Chair of our Compensation Committee. Watson Wyatt is precluded by the Compensation Committee from providing services to our company at the request of management. Our Compensation Committee believes that this helps ensure the integrity of the advice it receives from Watson Wyatt and avoids actual conflicts of interest or the perception of a possible conflict of interest.

Watson Wyatt advises the Committee with respect to:

•	Overall compensation plan design

•	Executive compensation trends

•	Market competitiveness of total compensation, as well as of the various compensation components

•	Cost of the equity components of the compensation program

•	Share usage and potential shareholder dilution

Watson Wyatt attends some of the Committee’s meetings, including Executive Sessions at which no members of management are present. Watson Wyatt also communicates on a regular basis with the Chair of the Compensation Committee.

Use of peer group data

Our Compensation Committee and management considers peer group data when making compensation decisions, but peer group data is only one of several factors considered in making such decisions. We believe that benchmarking data is an important starting point for compensation decisions as it helps ensure that our compensation practices are competitive and thus enable us to recruit and retain management talent capable of delivering strong performance for our shareholders. The other factors we consider include compensation trends, our company’s performance and progress in implementing strategic goals, and the individual executive’s role and responsibilities, experience level, tenure in position, unique skills, individual performance, long-term future potential, value to our company, and retention issues. The Committee typically retains Watson Wyatt to prepare a peer group compensation study once every two years. The Committee feels that year-to-year compensation changes are not significant enough to make annual studies a useful decision making tool. The Committee used a peer group study prepared during fiscal 2007 in making its fiscal 2009 compensation decisions and obtained a new study during fiscal 2009 for use in connection with fiscal 2010 compensation decisions. All comparisons to peer group data in this Compensation Discussion and Analysis are to the 2009 peer group study.

The Committee selects the peer group with assistance from Watson Wyatt. The primary factor in selecting the peer group is to identify publicly traded specialty retailers of comparable size and operational complexity. The Committee made a number of changes to its criteria for peer group membership, which resulted in changes to the peer group, prior to the fiscal 2009 peer group study. The Committee felt it appropriate to reduce the number of apparel retailers in the peer group, and to sharpen the peer group’s focus on “category killers”, specialty retailers with a similar customer base to our company’s customer base, and companies with a multi-sku product mix. One company (Claire’s Stores) was removed from the peer group because it is no longer publicly traded.

The former and current peer groups consist of the following companies:

Former	Current
•   Abercrombie & Fitch

•   AnnTaylor Stores

•   Charming Shoppes

•   Chico’s FAS

•   Clare’s Stores

•   Dress Barn

•   DSW

•   Men’s Warehouse

•   Payless Shoesource

•   PetSmart

•   Pier 1 Imports

•   Stage Stores

•   Talbots

•   Urban Outfitters

•   Williams-Sonoma

•   Zale
• A.C. Moore Arts & Crafts

•   Big 5 Sporting Goods

•   Borders Group

•   Brown Shoe

•   Cabelas

•   Charming Shoppes

•   Collective Brands (formerly, Payless Shoesource)

•   Dick’s Sporting Goods

•   DSW

•   Men’s Warehouse

•   Pep Boys — Manny, Moe & Jack

•   PetSmart

•   Pier 1 Imports

•   Stage Stores

•   Ulta Salon Cosmetics & Fragrances

•   Williams-Sonoma

• Zale

The peer group companies had median annual revenue of approximately $2.2 billion and median full time equivalent employees of approximately 17,600, approximating Jo-Ann’s fiscal 2009 revenues of $1.9 billion and year-end headcount of approximately 22,000 employees.

For stock performance comparison purposes our company historically has used the S&P 500 Index and the S&P 600 Specialty Stores Index, which we believe are appropriate benchmarks for our shareholders to use in evaluating their investment in our company. The Committee believes that the peer group used for compensation purposes is the most appropriate comparison for compensation purposes since it includes the companies that most closely resemble our company in terms of size, operating attributes and management complexity, and with which we feel we most directly compete for management talent. The S&P 500 Index companies are not particularly useful for compensation comparison purposes given size and industry disparities with our company. While there is some overlap between our compensation peer group and the S&P 600 Specialty Stores Index companies, we believe that our compensation peer group more fully reflects the companies with whom we compete for management talent and prevents a single company from unduly influencing the data since the S&P 600 Specialty Stores Index only includes seven companies in addition to our company.

Other sources of data

The Committee also considers compensation data provided by Watson Wyatt from its proprietary databases and broad market surveys. This data is used in particular in making decisions with respect to senior managers below the executive officer level, since the peer group study is generally limited to the publicly reported data concerning the peer companies’ executive officers. Watson Wyatt also provides the Committee with information concerning general compensation trends on topics such as program designs, allocation of total compensation between base salary, short-term incentives and long-term incentives, the use of various equity vehicles, and methods for enhancing shareholder alignment and retention incentives. The Committee uses this information to help set pay levels and design programs. The Committee has shared selected peer group and other information it obtained from Watson Wyatt with our Chief Executive Officer, who considers this data in making his compensation recommendations to the Committee for members of the Management Committee.

Use of tally sheets

Our Compensation Committee uses tally sheets to track the total compensation paid and that may in the future become payable to our Management Committee members. Updated tally sheets for each member of our Management Committee are provided to the Committee in connection with each Committee meeting at which executive compensation issues are on the agenda, and more frequently as requested by the Committee Chair. The main purpose of these tally sheets is to combine and quantify in a tabular form all elements of compensation for our Management Committee members. As the Committee considers executive compensation issues it can consult the tally sheets to assist it in understanding how the compensation matters under consideration fit into and impact our overall compensation program. The Committee believes that the use of tally sheets enables it to monitor more closely the compensation of our Management Committee members and to ensure that the objectives of our compensation program are met.

Individual performance goals

Our Compensation Committee sets personal performance goals for our Chief Executive Officer. Our Chief Executive Officer establishes such goals for each other Management Committee member, which are subject to review by our Compensation Committee. The personal performance goals are focused on aligning each executive’s activities with our company’s core values, annual business plan and strategic goals. Our Chief Executive Officer’s attainment of his individual performance goals (which are aligned with our company’s strategic initiatives), in addition to achievement of our company’s business plan and financial metrics, is considered by the Committee in determining our Chief Executive Officer’s annual base salary and long-term incentive opportunity for the following year. Though no specific weight is given to achievement of these goals in setting compensation, achievement of individual goals is weighted at 20% for performance review purposes, as noted below. Likewise, attainment of individual performance goals by other Management Committee members is considered by our Chief Executive Officer in making his base salary and long-term incentive opportunity recommendations for these executives to the Compensation Committee, and by the Committee in its review of these recommendations and compensation decisions with respect to these executives, though no specific weight is given to achievement of these goals. Attainment of individual performance goals does not have an impact on an executive officer’s opportunity to receive short-term incentive compensation, since our short-term incentive compensation program is based on our company’s achievement of company performance metrics.

For fiscal 2009, Mr. Webb’s individual goals related to succession planning, implementation of new information systems applications, strategic planning, integration and enhancement of the joann.com e-commerce business, enterprise risk management, and growing our company’s craft business. The Committee selected these goals based on its judgment that they represented areas in which Mr. Webb should focus his energies to enhance company performance.

Messrs. Smith, Haverkost and Kerr all had individual goals relating to our company’s core values of accountability, integrity, respect, simplicity and urgency. In addition, Mr. Haverkost had goals relating to store engineered labor standards, store labor budget, store information system upgrades, field organization restructuring, the roll-out of a new store management training and development program, and implementation of new store physical inventory processes. Mr. Kerr’s additional goals related to the capital spending process, investor relations, tax planning and personal development. Mr. Smith’s additional goals related to improving inventory turns and distribution center service levels, upgrading demand and fulfillment systems, integration and enhancement of the joann.com e-commerce business, planogram productivity, product sourcing improvements, responses to competitive changes, green product initiatives, fabric sourcing changes, customer education and in-store demonstration enhancements, seasonal sell through improvements and team working environment.

Mr. Webb selected the core value goals for the other executives as part of our company’s program to ingrain the core values into our company culture. With input from the Compensation Committee, Mr. Webb selected the additional goals for the other executives based on his judgment that they represented areas in which these executives should focus their energies to enhance company performance. Similarly, Mr. Webb establishes personal performance goals for the other members of the Management Committee with input from the Compensation Committee. The goals include the core value goals, as well as goals unique to each executive’s function. As noted above, the executives’ performance on these individual goals are one of several factors considered when evaluating the executives’ base salary and long-term compensation opportunities but no specific weight is given to these goals in this assessment.

Annual Performance Assessments

The Compensation Committee prepares a performance evaluation for the Chief Executive Officer on an annual basis. As part of this evaluation process each non-employee Director and each of the direct reports to the Chief Executive Officer annually completes and provides to the Committee Chair a written evaluation form concerning the Chief Executive Officer’s performance, and the Committee performs a 360 degree assessment of the Chief Executive Officer on a biennial basis. The Committee’s draft annual performance evaluation of the Chief Executive Officer is discussed with the non-employee Directors meeting in Executive Session and then finalized by the Committee. This assessment takes into account company performance under the Chief Executive Officer’s leadership, the Chief Executive Officer’s performance against his individual goals and his progress in achieving our company’s operating and strategic goals and in implementing other important initiatives. The Chief Executive Officer’s performance evaluation assigns 45% weight to achievement of company financial goals, 35% weight to leadership and management traits, and 20% weight to achievement of individual goals. This evaluation is given to the Chief Executive Officer by the Chair of the Compensation Committee and the Lead Director. The evaluation is one factor used by the Compensation Committee in establishing the Chief Executive Officer’s base salary and incentive compensation opportunity for the upcoming year.

The Chief Executive Officer evaluates the performance of the other executive officers and Management Committee members on an annual basis and reviews these evaluations with the Compensation Committee. This assessment takes into account the officers’ performance against their individual goals and their contributions towards our company achieving its operating and strategic goals and implementing other key initiatives. These evaluations are one factor used by the Chief Executive Officer in making base salary and long-term incentive compensation recommendations to the Compensation Committee with respect to these officers, and by the Committee in reviewing the Chief Executive Officer’s recommendations and making final base salary and long-term incentive compensation decisions for these officers.

Tax considerations

The Compensation Committee considers tax consequences when making compensation decisions. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer or one of the three other most highly compensated executive officers other than the chief financial officer, unless such compensation is performance-based. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Cash payments under our short-term incentive compensation plan, as well as performance share and stock option awards made under our long-term incentive compensation plan are intended to qualify as performance-based compensation under Section 162(m). While the Committee generally strives to maximize the tax deductibility of compensation, the Committee believes that shareholder interests are best served if the Committee’s discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Our compensation philosophy and program objectives

The underlying philosophy of our compensation program is pay for performance. Our goal is to design and maintain a performance-oriented compensation program that will incentivize our management to meet or exceed annual performance objectives and long-term strategic plans approved by the Board, while avoiding incentives to engage in unduly risky behavior. We seek to align compensation with the creation of long-term value for our shareholders. We also believe that we need to offer a total compensation opportunity which is competitive with peer companies and other companies with whom we compete for management talent, in order to attract and retain the high caliber team members our company needs in order to achieve a high level of performance and thus create shareholder value.

In general, the Committee seeks to provide our executives with total compensation opportunities at approximately the median of the compensation granted by our peer companies, assuming that our company achieves its “Target” level of performance (as discussed more fully below). The Committee believes that this is appropriate because it is consistent with the prevalent market practice and it helps ensure alignment of our pay outcomes with our company’s relative performance. Targeting the peer group median motivates our executives by offering them the opportunity to achieve above-average compensation in exchange for superior performance, while protecting shareholders against payment of average or above average compensation for inferior performance.

Nevertheless, each executive’s compensation opportunity may deviate from the peer group median because the Committee considers other factors when making its compensation decisions, including compensation trends, company performance and progress in implementing strategic goals, and the individual executive’s role and responsibilities, experience level, tenure in position, unique skills, individual performance, long-term future potential, value to our company and retention issues. The Committee also considers internal equity based on relative duties and responsibilities. Actual compensation for our executive officers is likely to vary from the peer group median from year to year, based on our company’s actual performance — if our company does not meet the performance metrics associated with our incentive compensation program, actual compensation is likely to be below the peer group median whereas exceptional performance with respect to the metrics is likely to result in compensation above the peer group median.

Our Compensation Committee has set our Chief Executive Officer’s base salary and short and long-term incentive compensation opportunities at a higher level than for our other executive officers due to our Chief Executive Officer’s significantly greater responsibilities for company performance, executive leadership and guardianship of company assets, and in order to be competitive with the compensation practices of our peer group of companies and other companies with which we compete for executive talent.

Total compensation and its components

Our compensation program for executive officers and other Management Committee members consists of three primary elements:

•	Base salary;

•	Short-term incentive compensation in the form of an annual performance-based cash bonus; and

•	Long-term incentive compensation in the form of equity-based awards.

We also provide our executives with certain other benefits generally available to broad groups of our employees and limited additional benefits in order to attract and retain high caliber executives in a competitive market.

Consistent with our philosophy of pay-for-performance and aligning executive compensation with the creation of long-term value for our shareholders, total compensation for our executive officers is allocated heavily towards incentive compensation, the receipt and/or value of which is contingent on achieving performance goals and/or increased share price over a multi-year period. Thus, our executive officers have a significant stake in the long-term success of our company, aligned with the interests of our other long-term shareholders. For fiscal 2009, Mr. Webb’s compensation opportunity at Target was approximately 30% base salary/70% incentive compensation, while the allocation for the other executive officers was approximately 36% base salary/64% incentive compensation.

The Committee believes that the combination of annual cash incentive awards and long-term incentive equity awards strikes the appropriate balance between near-term focus on sales and profitability and long-term focus on shareholder value creation.

Base salary

The objective of base salary is to provide fixed compensation to an individual in recognition of his or her fulfillment of job responsibilities, such base salary also reflecting the individual’s experience, value to our company and demonstrated performance. In establishing an executive’s initial base salary, and in annually reviewing base salaries, our starting consideration is the peer group median. Other factors considered include job role and responsibilities, retention considerations, experience level, tenure in position, unique skills, individual performance, long-term future potential, value to our company and internal equity. In the case of a new hire, the individual’s current compensation level also can be a factor. No particular weight is assigned to any factor. We review the base salary of our executive officers each fiscal year, and typically implement any adjustments in April, at the same time we conduct salary reviews for our other salaried employees. Our Chief Executive Officer’s base salary is set by the Compensation Committee, following consultation with Watson Wyatt. The base salaries of our other executive officers are set by the Compensation Committee, which considers recommendations from our Chief Executive Officer and advice from Watson Wyatt.

Short-term incentive compensation

We provide annual performance-based cash bonuses to our executive officers and certain other salaried employees based on the achievement of specific annual financial goals which focus our employees on achievement of our annual operating plan through teamwork and which the Committee believes correlate closely with the growth of long-term shareholder value. We refer to this program as the Management Incentive Plan (“MIP”). Bonus opportunities are based on a percentage of each person’s base salary, which percentage is set based on the level of the particular employee, with higher level employees having a bonus opportunity set at a higher percentage of base salary. The Compensation Committee views this as appropriate since higher level employees have more opportunity to influence our company’s performance, and in light of competitive practices. At the beginning of each fiscal year our Compensation Committee sets the performance measures and bonus opportunities under our MIP for that fiscal year, selecting metrics and measures that incentivize strong performance against operational goals which support achievement of our company’s strategic plan, without incentivizing undue risk taking. In making these decisions the Committee receives recommendations from management. The Committee reviews these recommendations with Watson Wyatt and obtains additional information, analysis and recommendations from Watson Wyatt. All of the short-term incentive payments are made in cash.

Long-term incentive compensation

We provide long-term incentive compensation in the form of equity-based awards to our executive officers and certain other salaried employees in order to align the interests of these managers with those of our shareholders and promote a culture of share ownership. Our Compensation Committee believes that equity-based incentives (such as performance shares, stock options and time-based restricted shares) ensure that our executive officers and other higher level managers have a continuing stake in our long-term success and that the interests of our shareholders and management are closely aligned. We believe that our executive officers and other higher level managers are motivated to drive future performance through their ownership interest in our company. The vesting schedules and mix of equity vehicles associated with our long-term incentive program are designed to promote executive retention and to incentivize our executives to take prudent but not excessive business risks.

At the beginning of each fiscal year, our Compensation Committee determines the long-term incentive opportunity (expressed as a dollar amount) for that fiscal year for employees at each level of our company who participate in the program, the mix of equity types to be included in the grants, and the performance criteria that must be met in order to earn the performance share portion of the grant. In determining the sizes of the incentive grants, and the types and mix of equity to be used for participants at each level of our company, our Compensation Committee bases its decisions on such considerations as alignment with shareholder interests, the potential for dilution of our shareholders, the expense associated with the awards, peer company practices, retention risk and the relative proportion of long-term incentives within the total compensation mix. The Committee takes into account information, analysis and advice from Watson Wyatt and recommendations from the Chief Executive Officer with respect to employees below the Chief Executive Officer level.

Grants to the Chief Executive Officer and other members of the Management Committee are decided by the Compensation Committee. The Committee also approves, on a program basis, the grants to other employees. Our Chief Executive Officer at the start of each fiscal year may approve adjusted grant levels between 75% and 125% of the targeted grant levels for individual employees below the Management Committee level, based on his assessment of the individual’s prior year performance and the importance of the individual to us, so long as he does not grant total awards in excess of the established pool.

Our practice has been to use a combination of performance shares, stock options and time-based restricted shares in connection with our long-term incentive program. We believe that each type of equity award serves a specific purpose and employ each type, as necessary, to meet our compensation objectives:

•	Performance shares are used to motivate our executive officers and other most senior management team members to work collaboratively to achieve our financial performance targets, align their interests with the interests of our shareholders, and motivate them to create long-term shareholder value.

•	Stock options are used to align our executive officers’ and other most senior managers’ interests with those of our shareholders and reward them for generating shareholder returns.

•	Time-based restricted shares are used to promote the long-term retention of our executive officers and other most senior managers and to provide them with an ownership interest in Jo-Ann Stores aligned with the interests of our shareholders.

As a result of these awards, a significant portion of our executive officers’ and other most senior managers’ total compensation is dependent on the achievement of our performance objectives and increases in the price of our common shares. Since recipients forfeit their right to their long-term incentive equity grants if they leave our company before the awards vest, the Compensation Committee believes that these awards also are a factor in the retention of key management team members.

The Target long-term incentive opportunity for each participating employee is established in terms of a dollar value. The number of performance and time-based restricted shares to be granted is based on the NYSE closing price of our stock on the applicable grant date. The number of stock options to be granted is determined using the Black-Scholes model, which is the same model used for purposes of measuring compensation expense for stock options in our company’s financial statements.

Specific information regarding our fiscal 2009 long-term incentive grants appears at page 25, and changes to our program for fiscal 2010 are discussed at page 27.

Retirement Plans, Deferred Compensation and Termination Payments

Our company maintains several plans designed to help recruit and retain high caliber employees and to provide employees with financial security into retirement. These plans include:

•	A 401(k) defined contribution retirement plan in which most company employees, including our executive officers, are eligible to participate.

•	A deferred compensation plan in which our upper level management employees, including our executive officers, are eligible to participate. This plan is described in further detail at page 30.

•	A Supplement Retirement Benefit Plan for our current executive officers, which is described in further detail below at page 30.

Our executive officers also have been provided with employment agreements providing various benefits upon termination of employment, including termination as a result of a change in control. These agreements, and our reasons for entering into such agreements, are described at page 32.

Benefits and Limited Perquisites

We provide our employees, including our executive officers, with various benefits in order to attract and retain high caliber employees in a competitive market and to enable our employees to obtain benefits such as health, disability and life insurance at favorable group rates. We provide our executive officers, and in some cases certain other officers, with limited additional benefits (“perquisites”) in order to attract and retain high caliber officers in a competitive market. These benefits and perquisites are described further under the title “Other Executive Officer Benefits and Perquisites” at page 31 below.

Fiscal Year 2009 Compensation Decisions and Results

Overview

During fiscal 2009 we provided our executive officers with total compensation packages consisting of base salary, short-term incentive compensation and long-term incentive compensation. Each element is discussed below.

Base salary

The fiscal 2009 base salaries and percentage increases from the prior year for our executive officers were as follows:

	Fiscal 2009	% Increase from
Officer	Base Salary	Prior Year

Darrell Webb	$875,000	9.4%
Travis Smith	$500,000	0%
Kenneth Haverkost	$400,000	6.7%
James Kerr	$360,000	12.5%

The Compensation Committee established the executives’ base salaries after considering peer group data and other factors, as discussed above. The base salary adjustments for Messrs. Webb, Haverkost and Kerr reflect the Committee’s assessment that these executives’ individual performance was at a high level, and that the entire management team was continuing to make significant progress in improving company performance. Since the fiscal 2009 base salaries did not become effective until after the start of the year, the base salary amounts in the Summary Compensation Table on page 33 reflect a blend of amounts paid at the fiscal 2008 and fiscal 2009 rates.

Mr. Smith’s base salary was not changed from his fiscal 2008 base salary because it was above the peer group median for his position at the time. However, to reward him for his strong past performance and to motivate him to continue such performance, the Committee granted him a $15,000 lump sum payment, which was equivalent to 3% of his base salary. The lump sum payment helped keep his total compensation opportunity closer to the peer group median because it did not factor into his short-term incentive opportunity (as would have a base salary increase). Concurrently with Mr. Smith’s promotion to Chief Operating Officer at the beginning of our fiscal 2010, his base salary was increased by $75,000, or 15%, to $575,000, to reflect his increased responsibilities and strong performance. This places Mr. Smith’s current base compensation below the peer group median for Chief Operating Officers, which the Committee believes is appropriate since he is new to the position.

Short-term incentive compensation

At the beginning of fiscal 2009, our Compensation Committee approved the short-term incentive compensation program for the fiscal year. The program was based on two key objective performance measures: earnings before interest and taxes (“EBIT”), or “operating profit” on our company’s income statement, and percentage same-store sales increase. Same store sales are defined as net sales from stores that have been open one year or more. The Committee felt that these were the key metrics driving our company’s business performance, as well as metrics focused on by shareholders when making investment decisions, and therefore were the appropriate measures on which to base the short-term incentive compensation plan. In order to earn bonuses under the plan, our company had to achieve at least Threshold performance under each metric. The measures for Threshold, Target and Maximum performance for each of these performance measures, and actual results, were as follows:

Short-Term Incentive Plan Payout Grid

	Threshold	Target	Maximum	Actual Result

Same-Store Sales Growth	.833%	2.5%	5%	0.5%
Earnings Before Interest & Taxes (in millions)	$38.9	$48.6	$68.01	$40.7
Payout Percentage (% of Target)	10%	100%	200%	0%

As noted in the chart, no bonuses were earned since our company’s same store sales increase was slightly below Threshold, notwithstanding EBIT performance between Threshold and Target.

The Committee chose these metrics after considering recommendations from the Chief Executive Officer and advice from Watson Wyatt. The Committee chose the same-store sales growth metric because investors consider this metric an important performance measure in the retail industry and thus it is a key driver of shareholder value. The Committee chose the EBIT metric since investors pay close attention to this measure of profitability and thus it is another key driver of shareholder value. By directly linking annual bonuses to management’s success in balancing growth and profitability, there is a strong correlation between the annual bonuses and the creation of shareholder value. In each case, the Target was established as a number that the Committee felt would be challenging, but which would be achievable if management performed at a high level and external business factors were at least neutral. The Target numbers also were set at levels that represented substantial improvement over prior year performance and thus would create substantial shareholder value. The Maximum and Threshold numbers were established at percentages above or below the Target numbers. In the case of EBIT, Threshold was set at 20% below Target and Maximum at 40% above Target. For same-store sales increase, Threshold was set at 67% below Target and Maximum at 200% of Target. The Threshold numbers were set so that our executives and managers would only receive incentive cash bonuses under the MIP if company performance improved over prior year performance to the extent that we achieved substantial shareholder value in excess of the employee rewards. The Committee considered the Maximum numbers to be a stretch goal but achievable with a very high level of performance and execution, and with external business factors remaining at least neutral.

Under the MIP for fiscal 2009, our Chief Executive Officer would receive an incentive payment equal to his base salary if Target performance was achieved, with an opportunity to receive an incentive payment equal to 200% of his base salary if Maximum performance was achieved. In the case of our Executive Vice Presidents, the incentive payment at Target was set at 50% of base salary, with an opportunity to earn an incentive equal to 100% of base salary if Maximum performance was achieved. Most of our salaried employees were participants in the MIP for fiscal 2009. While the metrics were the same for all participants, the payout percentages were less for lower level employees. The differences in the payout percentages for employees at different levels of the organization were based on competitive market factors and the fact that employees at higher levels of our company have a greater ability to influence our company’s performance and therefore their total compensation should be more heavily contingent on company performance. The MIP payments are made in cash except that if above Target performance was achieved, a portion of Mr. Webb’s payment would have been made in the form of stock equivalent units due to a limitation on individual cash payments under our 1998 Incentive Compensation Plan.

Using the two metrics, we created a matrix of bonus payouts at various combinations of the two metrics. Bonuses would not be payable under our MIP if the Threshold performance level for either EBIT or same-store sales was not achieved. Requiring good performance on both metrics is intended to incentivize our executives to properly balance short-term financial performance with our company’s growth strategy. In addition, poor performance with respect to one performance measure affects the overall percentage payout even if the other performance measure is achieved at the Target level. For example, we had to achieve at least 75% of the Target level for EBIT in order for achievement of same-store sales above 100% of Target to produce a bonus payout at or above an executive’s Target level, and vice versa.

Discretionary Bonus/Base Salary Freeze

The Board, based on a recommendation from the Compensation Committee, decided to pay a discretionary fiscal 2009 cash bonus to all MIP participants other than our Chief Executive Officer equal to 25% of the target MIP bonus in recognition of our company’s strong performance during fiscal 2009.

As previously noted, our shareholders benefited from stock performance that substantially exceeded the market averages and that was at the top of our peer group for fiscal 2009. In the face of a very difficult economic and retail environment, our company achieved solid earnings and cash flow improvements. Our net income increased by 42%, from $15.4 million to $21.9 million. On a per share basis, earnings increased by over 38%, from $0.62 to $0.86 per diluted share. Our same store sales increased by 0.5%, at the top of our peer group.

We also significantly improved our balance sheet, increasing cash by $55.2 million while reducing our long-term debt by $34 million. We ended the year with more cash on hand than long-term debt. We renewed our bank credit facility until 2013, and ended the year with no borrowings, and $235.2 million of availability, under that facility.

The Committee made the decision to grant discretionary bonuses on the basis of a recommendation from Mr. Webb, a review prepared at the Committee’s request by Watson Wyatt of our company’s performance on a number of financial metrics for fiscal 2009 compared to our peer companies (which review documented our company’s strong performance compared to the peer group, particularly with respect to shareholder return and same store sales increase, as discussed above) and our company’s achievement of non-financial objectives. The Committee’s recommendation was made following consultation with Watson Wyatt. The discretionary bonuses for Messrs. Smith, Haverkost and Kerr amounted to 12.5% of their base salaries and are reflected on the Summary Compensation Table. In conjunction with the decision to grant the discretionary bonuses, the Board decided that we should not increase the base salaries of any of the discretionary bonus recipients during the coming fiscal year in light of the current challenging and uncertain economic environment. The Committee believes that these decisions are in the best interests of our company and shareholders since the discretionary bonuses will help motivate and retain our high performing management team while the base salary freeze will preserve cash in a challenging environment.

Long-term incentive compensation

For fiscal 2009, the Committee established a long-term incentive compensation program available to all of our employees at or above the “manager” level (approximately 250 most senior company employees). For our Chief Executive Officer, the targeted long-term incentive opportunity was valued at $1.6 million (an increase of $400,000 over Mr. Webb’s fiscal 2008 targeted long-term incentive opportunity) and for our Executive Vice Presidents it was targeted at $500,000 (which is the same amount targeted under our fiscal 2008 program). Actual compensation received under the program was dependent on our company’s achievement of the performance metrics associated with the program and the performance of our company’s stock. The Committee increased Mr. Webb’s target opportunity in consideration of our company’s fiscal 2008 performance under his leadership, his performance against his individual performance goals and in order to keep his compensation opportunities in the median range for CEO’s in the peer group and thus incentivize Mr. Webb to continue driving strong company performance and to remain with our company. The Committee did not change the target opportunities for the Executive Vice Presidents because the Committee felt that the existing targeted opportunities, in conjunction with the other elements of their compensation packages, provided them with competitive compensation opportunities designed to incentivize strong performance and retention. The Committee felt that the differences between Mr. Webb’s opportunity and that provided to the Executive Vice Presidents was appropriate given the differing roles and responsibilities of the executives and the greater opportunity the Chief Executive Officer has to influence long-term performance.

The 2009 long-term incentive program for our executives consisted of the following vehicles, and values/units:

			Time-Based		Performance Shares		Performance Shares
Executive	Stock Options		Restricted Shares		(at Target)		Actually Earned

Mr. Webb	$600,000		$700,000		$300,000		14,838
	(110,210 options	)	(44,501 shares	)	(19,072 shares	)
Messrs. Smith, Haverkost, Kerr	$250,000		$125,000		$125,000		7,193
	(53,427 options	)	(9,246 shares	)	(9,246 shares	)

•	Stock Options: All of these options are non-qualified stock options. Mr. Webb’s options were granted on April 1, 2008 with an exercise price of $15.73, which was the closing price of our common shares on the date of grant (April 1, 2008). The Executive Vice Presidents’ options were granted on March 17, 2008 (the third NYSE trading day following our company’s fiscal 2008 earnings release) with an exercise price of $13.52, which was the closing NYSE price on the grant date. The options will vest 25% per year over four years and expire in seven years. The Executive Vice Presidents’ grants were made on the same day as grants were made to all other company employees receiving options under our company’s fiscal 2009 long-term incentive program. Mr. Webb’s grant was delayed until the Committee and Board could meet and finalize his fiscal 2008 performance review, and the Committee could take that review into consideration in setting his fiscal 2009 compensation. These options will have value only if the market price of our common shares increases after the grant dates, and thus they provide our executives with a strong incentive to take actions which enhance long-term shareholder value.

•	Time-Based Restricted Shares: The grant dates are the same as for the stock options, and the numbers of shares granted were based on the closing NYSE price on those grant dates. The restrictions on these shares lapse 25% each year over a four-year period. Mr. Webb’s grant date differs from that of the Executive Vice Presidents and all other company employees receiving time-based restricted shares for the same reason discussed immediately above with respect to the stock option grants. The Committee believes that the restricted shares provide our executives with a strong incentive to enhance long-term shareholder value since the ultimate value of the grant is directly related to changes in our company’s stock price. The substantial periods that must expire before the restrictions lapse incentivize the executives to take actions which will create sustained shareholder value, and also serve as a retention incentive.

•	Performance Shares: Mr. Webb was granted performance shares with a targeted value of $300,000 and each of the Executive Vice Presidents was granted performance shares with a targeted value of $125,000. The performance metric was earnings per share (“EPS”). Target performance was set at EPS of $0.90, with Threshold performance set at EPS of $0.72 and Maximum performance set at EPS of $1.08. The Committee believed that these metrics were appropriate because they incentivized our managers to achieve strong, improved performance which would create substantial shareholder value even at Threshold performance. Target performance represented a 45% improvement over fiscal 2008 EPS of $0.62, and to reach Threshold performance, and thus earn any long-term incentive, management would have to improve EPS by 16% over fiscal 2008 EPS.

The target number of performance shares was calculated by dividing the amount of the target grant of performance shares for each executive by the NYSE closing price on the date of the grant (which are the same grant dates set forth above with respect to options and restricted stock). To the extent earned, the time restrictions on the performance shares lapse 25% per year over a four-year period. If our company achieved Target performance, the executive would receive the full grant of the performance shares. If EPS was below the Threshold amount, none of the performance shares would be earned. If EPS was between Threshold and Target, some of the performance shares would be earned. If EPS was above Target, the executive could earn up to 200% of the targeted performance shares. The numbers of performance shares that each of our named executives would have earned at Threshold, Target and Maximum are reflected in the Fiscal 2009 Grants of Plan-Based Awards table at page 36. Because of limitations on the number of restricted shares that can be issued to an individual under our 1998 Incentive Compensation Plan (pursuant to which the fiscal 2009 incentive compensation grants were made) a portion of Mr. Webb’s performance share grant was to be made in the form of restricted stock equivalent units, rather than restricted stock, if more than 50,000 shares became payable, but from an economic standpoint there is no distinction between restricted stock and restricted stock equivalent units.

Fiscal 2009 EPS was $0.86, which was between Threshold and Target. As a result, the executive officers and other employees receiving performance shares earned 77.8% of their target performance shares. This amounted to 14,838 shares for Mr. Webb (paid in the form of 5,499 restricted shares and 9,339 restricted stock equivalent units), and 7,193 shares each for Messrs. Smith, Haverkost and Kerr.

For employees below the Executive Vice President level who participate in our long-term incentive program, the target incentive payments were set at lower dollar values, time-based restricted shares were used in lieu of some or all of the performance shares, stock options were not granted at the lowest levels, and the vesting periods were reduced in some cases. These differences, and the difference between the Chief Executive

Officer and Executive Vice President target awards, were due to competitive market factors and recognition that higher level employees have a greater ability to influence company performance.

Comparison of Fiscal Year 2009 Compensation to Peer Group Data

Watson Wyatt provided the Committee with a comparison of our company’s executive compensation to the peer group compensation, using the peer group described above at page 16. Watson Wyatt concluded that the total compensation opportunity for the members of our company’s Management Committee generally were in the vicinity of the peer group median, with some deviations. Our company generally provides Target incentive compensation opportunities that are weighed more heavily towards long-term incentives versus short-term incentives, in comparison to the peer group; this reflects the Committee’s desire to focus our executives on long-term growth and performance. With respect to our executive officers, Watson Wyatt’s analysis is summarized in the following table:

Total of Base Plus STI
		Short-Term Incentive	Long-Term Incentive	& LTI Opportunities at
	Base Salary	Opportunity at Target	Opportunity at Target	Target

Mr. Webb	Median	Median	Median	Median
Mr. Smith*	Above Median	Median	Above Median	Above Median
Mr. Haverkost	Median	Below Median	Above Median	Median
Mr. Kerr	Median	Below Median	Above Median	Median

*	The peer group study compared Mr. Smith’s compensation to other chief merchandising and marketing executives. Effective February 1, 2009, Mr. Smith was promoted to Chief Operating Officer. Compared to peer group Chief Operating Officers, Mr. Smith’s fiscal 2009 total compensation was below the median, as were each of the components of his total compensation.

Actual fiscal 2009 compensation paid to our executives was below the median of the peer group study given that there were no payouts under our short-term incentive plan and a below-Target payout under our long-term incentive plan. Actual compensation will most likely always deviate from the median of the peer group study given our emphasis on incentive compensation tied to performance, as well as the fact that peer group data is only one factor considered by our Board in making compensation decisions.

Executive Compensation Program Changes for Fiscal Year 2010

We have made changes to our compensation programs for fiscal 2010. Although these changes do not impact our fiscal 2009 executive compensation, which is the topic of this Compensation Discussion and Analysis, we are discussing the changes at this time because we believe that they may help your understanding of our fiscal 2009 executive compensation.

Base Salary

As previously noted, our executives and other employees eligible for MIP bonuses will not be receiving base salary adjustments for fiscal 2010. This action is being taken in order to conserve cash during the current challenging and uncertain economic environment. Mr. Smith did receive a salary adjustment in connection with his promotion to Chief Operating Officer.

Short-Term Cash Incentive Compensation

The Compensation Committee, based on its historical experience with our short-term incentive compensation program, decided that changes to the program were desirable. The Committee was concerned that the current program structure could be detrimental to shareholder interests by demotivating employees who achieve strong performance but do not earn bonuses commensurate with such performance under certain scenarios.

•	First, the Committee was concerned about the significant impact on the incentive payments caused if our company’s performance on one of the metrics was slightly above or below the Threshold for that metric, resulting in incentive payments that do not properly reflect participant performance. For example, in fiscal 2008, the plan payout was 85.3% of Target as a result of an above-Target same-store sales increase and EBIT being between Threshold and Target; had EBIT been $0.9 million less, there would have been no payout, notwithstanding our company’s relatively good performance that year. In fiscal 2009, there was no plan payout because the same-store sales increase was 0.5% whereas Threshold was 0.833%; had the same-store sales increase been at Threshold (0.333% higher), the payout would have been approximately 22% since EBIT was between Threshold and Target.

•	Second, the Committee felt that for motivation and retention purposes plan participants should be able to earn a modest bonus if one or more of the plan metrics were not met but our company performed well with respect to other metrics and company initiatives and in comparison to peer companies, subject to the Committee’s discretion to determine that no bonus, or only a very small bonus, was appropriate. It is the Committee’s intent to use this discretion to ensure that any bonuses are consistent with the best interests of the shareholders.

•	Third, given the importance of cash flow to our company’s success, and shareholder and analyst focus on this metric, the Committee felt that our company’s Chief Executive Officer, Chief Operating Officer and Executive Vice Presidents should be incentivized with respect to the generation of free cash flow, in addition to the same-store sales increase and EBIT metrics applicable to all plan participants.

Therefore, in consultation with Watson Wyatt, the Committee has decided on the following changes to the short-term cash incentive plan effective with fiscal 2010:

•	A performance metric with respect to free cash flow (defined as net income plus depreciation and amortization, stock-based compensation expense and changes in working capital, less capital expenditures) will be added for our executive officers. This metric will account for 20% of the total incentive opportunity, with same-store sales increase and EBIT accounting for 40% each. For all other employees, the metrics will remain same-store sales increase and EBIT, each accounting for 50% of the incentive opportunity.

•	The metrics will be decoupled, so that plan participants can earn a bonus with respect to one metric (or one or two metrics in the case of the executive officers), even if performance with respect to the other metric(s) is below Threshold.

•	If one or more metrics is below Threshold, and as a result the short-term incentive plan pays out at less than 25% of the Threshold opportunity, but the EBIT for the year exceeds a level set by the Committee at or shortly after the start of the year, then the plan participants will receive a payout equal to 25% of the Target opportunity, subject to the Committee’s discretion to reduce the payout by some or all of the amount by which the payout exceeds the amount earned by considering only achievement of the same-store sales and EBIT metrics (and the free cash flow metric in the case of the executive officers). It is the intention of the Committee to consider all aspects of company performance when exercising this discretion and to reduce the bonuses if in the Committee’s judgment our company performance does not justify a bonus at a 25% of Target level, or if the Committee otherwise determines that such bonus is inconsistent with the best interests of the shareholders.

Long-Term Incentive Compensation

The Committee has decided to make the following changes to the long-term incentive compensation program, effective with fiscal 2010, in order to reduce share usage and the potential for shareholder dilution:

•	For our executive officers, and other employees at the Vice President level and above, the plan design will be changed to 50% time-based restricted shares, 25% performance shares and 25% stock options (from 50% stock options, 25% performance shares and 25% time-based restricted shares in fiscal 2009).

•	While the performance metric with respect to the performance shares will continue to be Earnings Per Share, the maximum payout is being reduced from 200% of Target to 150% of Target.

•	Employees below the Vice President level who participate in the program will now receive cash payments (made over a multi-year period) that take into account the performance of company stock during the year, rather than the restricted shares (and in some cases performance shares) that such employees formerly received.

The Committee received advice from Watson Wyatt in developing these plan changes. As discussed at page 31, our company has entered into an employment agreement with Mr. Webb which provides different long-term compensation arrangements for fiscal years 2010-12.

Board Policies.

Equity granting policies:  Our Board of Directors has adopted policies with respect to equity grants to our executive officers and other employees. We make grants of equity-based awards to our executive officers, with the advance approval of our Compensation Committee, on the third full NYSE trading day following the next earnings release after that approval (unless the Compensation Committee selects another date that it has determined to be appropriate after consultation with legal counsel). The exercise price for stock options will be the closing price of our common shares as reported on the NYSE on the date of grant. Our Chief Executive Officer may approve grants to newly hired or promoted employees below the Vice President level, and the Chairperson of our Compensation Committee may approve grants to newly hired or promoted employees at the Vice President level, in each case subject to guidelines regarding such grants that are approved by our Compensation Committee. Annual grants to current employees and grants to newly hired or promoted employees above the Vice President level must be approved by our Compensation Committee at a meeting (and not by means of a unanimous consent resolution). The grant date for grants of equity-based awards to current employees and newly hired or promoted employees also will be the third full NYSE trading day following the next earnings release after approval (and also after the employment commencement or promotion date in the case of newly hired or promoted employees) unless the Compensation Committee selects another date as described above, and the exercise price for stock options will be the closing price of our common shares as reported on the NYSE on the date of grant. Other than pursuant to our equity award grant policy described above, whereby we generally will make equity-based awards only following a quarterly earnings release, we do not intentionally coordinate the grant of equity-based awards with the release of material non-public information. In the past, we have not intentionally coordinated the grant of equity-based awards with the release of material non-public information.

Re-pricing/Re-issuance of Options:  Our 2008 Incentive Compensation Plan prohibits re-pricing of stock options and stock appreciation rights without shareholder approval. Likewise, the Board will not replace any stock option or stock appreciation right with awards having a lower exercise or grant price without shareholder approval, except for certain adjustments permitted under the Plan in the event of an equity restructuring event (such as a stock dividend, stock split, spin-off, rights offering or recapitalization) which causes the per-share value of the shares underlying the outstanding awards to change. While prior plans pursuant to which we have issued equity awards in the past do not have such restrictions, it has been the policy and practice of our Board not to re-price or re-issue stock options and stock appreciation rights.

Amended Performance Metrics; Accelerated Vesting:  Although our Compensation Committee has the ability under the terms of our 1998 and 2008 Incentive Compensation Plans to amend awards by waiving or changing performance metrics or accelerating the vesting of awards, our Compensation Committee has not exercised that discretion and does not currently intend to exercise that discretion. Upon a Change of Control, there will be accelerated vesting of stock options and accelerated release of restrictions on restricted stock as discussed further below under the section titled “Potential Payments Upon Termination or Change in Control” at page 39.

Hedging Policy:  Our Board has adopted, as part of our insider trading policy, prohibitions against our executives and directors engaging in short sales of our securities, purchases or sales of publicly traded options involving our securities, establishing margin accounts or otherwise pledging our securities, and hedging transactions involving our securities.

Share Ownership Guidelines:  The Board has considered, but to date has not adopted, share ownership guidelines for our executive officers. The Board believes that the restricted stock and unvested stock options held by each of our executive officers and other senior managers are sufficient to align their interests with shareholder interests.

Recoupment of Compensation:  If our company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct by an executive officer, applicable law permits our company to recover incentive compensation from that executive officer (including profits realized from the sale of company securities). In such a situation, the Board would exercise its business judgment to determine what action it believes is appropriate. Likewise, if a restatement of financial results is required for other reasons, the Board would exercise its business judgment to determine what action it believes is appropriate. In addition, the Committee has the authority to terminate any awards under our 2008 Incentive Compensation Plan if the grantee engages in conduct injurious, detrimental or prejudicial to our company.

Supplemental Retirement Benefit Plan.  Historically we provided our executive officers with a limited defined benefit retirement plan, known as the Jo-Ann Stores, Inc. Supplemental Retirement Benefit Plan (“SERP”). The Board’s practice had been to provide the SERP to our executive officers who had completed at least one year of service with us. Currently, Messrs. Webb, Smith, Haverkost and Kerr are the only participants in the SERP. Our Compensation Committee added Mr. Kerr as a participant in the SERP on August 15, 2006, shortly after his promotion to an executive officer position, added Mr. Webb and Mr. Smith as participants in the SERP on November 13, 2007, and added Mr. Haverkost as a participant in the SERP on October 15, 2008, in each case on or shortly after their first anniversaries with us. The Compensation Committee has established the maximum supplemental retirement benefit amount for Mr. Webb at $750,000 and for each of Messrs. Smith, Haverkost and Kerr at $600,000.

Our Compensation Committee has been reviewing our SERP with the assistance of Watson Wyatt during the past two years. The Committee has decided to leave the SERP in place for the present participants because it assists our company in retaining the current executives by providing them with a retirement benefit at a reasonable cost to our company. However, the Committee has decided to discontinue adding new executive officers to the SERP. In making this decision the Committee considered peer group analysis and other advice provided by Watson Wyatt.

In general, under our SERP a participant who retires at age 65 will receive his maximum supplemental retirement benefit amount, payable in 180 equal consecutive monthly installments. Upon retirement before age 65, a participant will be entitled to a supplemental early retirement benefit following 20 years of service or, if the participant has been employed by us for at least ten years, at age 55. Any supplemental early retirement benefit will be payable, beginning at age 65, and will be the maximum supplemental retirement benefit amount reduced by 5% a year (up to a maximum 50% reduction) for each year of retirement prior to age 65. A participant who becomes totally disabled, and whose employment ceases as a result of that total disability, will be eligible for a supplemental disability retirement benefit, payable in 240 equal consecutive monthly installments until the earlier of the participant’s recovery or until all such monthly payments have been made. Any supplemental disability retirement payments received by a participant will reduce the amounts payable upon a participant’s normal or early retirement. Upon the death of a participant after retirement or total disability, his or her designated beneficiaries will receive any remaining monthly installments. If a participant dies before retirement, no benefits are payable under the SERP.

Deferred Compensation Plan.  We offer a Deferred Compensation Plan to our upper level management employees as part of our overall benefits package in order to be competitive with companies with which we compete for management talent. We believe that the Deferred Compensation Plan helps us recruit and retain high caliber management talent. Our Deferred Compensation Plan provides our executive officers and approximately 130 senior management team members with an opportunity to elect to defer receipt of cash compensation (base salary and annual bonus) for a period of years or until retirement up to a maximum of 75% of base salary and 100% of annual bonus. Participants can select from a variety of investment funds from which the earnings on their deferred cash compensation account will be determined. However, our obligations under our Deferred Compensation Plan are general unsecured obligations of Jo-Ann Stores. The first 4% of base salary that is deferred under our Deferred Compensation Plan is matched 50% by us, effectively resulting in a matching contribution of up to 2% of base salary. Our matching contribution is intended to compensate the plan participants who fall within the “highly compensated” definition under Internal Revenue Service regulations for their inability to obtain an equivalent match under our 401(k) Savings Plan due to restrictions imposed by federal law on 401(k) contributions by highly compensated employees.

Other Executive Officer Benefits and Perquisites.  We provide a benefits package to our executive officers intended to be competitive with the benefits packages offered by peer companies and other companies with whom we compete for management talent. We feel that a competitive benefits package is an important factor in attracting and retaining high performing executives and managers. Our executive officers receive company-subsidized health, life and disability insurance coverage on the same basis as all of our employees, supplemental long-term disability insurance coverage, and matching contributions under our Deferred Compensation Plan and our 401(k) Savings Plan. Our executive officers also are eligible to participate in our employee stock purchase program and to receive employee discounts on purchases at our stores, on the same basis as other employees. Our executive officers were eligible to receive the following perquisites in fiscal 2009: an automobile allowance, an annual physical, and reimbursement for certain tax and financial planning expenses (which we believe is appropriate to enable our executives to focus more of their attention on achieving company goals while maintaining diligence over their personal financial affairs). For more information regarding the actual perquisites received by our current executive officers, see footnote 8 to the Summary Compensation Table on page 35 of this proxy statement. Executive benefits make up a very small percentage of total compensation for our executive officers. The Committee reviews these arrangements regularly to ensure they continue to fulfill business needs.

Chief Executive Officer Retention Agreement.  Our company entered into a new employment agreement with our Chief Executive Officer, Darrell Webb on March 16, 2009. Although this occurred during our fiscal 2010, we are discussing it in this proxy statement because we believe it may help your understanding of our fiscal 2009 executive compensation.

The Board took this action, at the recommendation of the Compensation Committee, in order to ensure the retention of Mr. Webb to guide our company through the current difficult economic environment and to continue the performance improvements that have occurred under his leadership (including improved earnings per share, substantial balance sheet improvements, and same-store sales improvement and shareholder returns at the top of our company’s peer group). In deciding to enter into the new agreement, and in determining the terms of the agreement, the Compensation Committee and the Board considered Mr. Webb’s past success in revitalizing our company and the relative strong performance of our company during fiscal 2009 (as previously discussed). The Board felt that it needed to provide Mr. Webb with strong incentives to remain with our company given the many retailers currently seeking new leadership. The Committee also obtained advice from Watson Wyatt with respect to the agreement.

The agreement provides for Mr. Webb’s continued employment with our company as our Chairman of the Board, President and Chief Executive Officer until August 1, 2011. Mr. Webb’s base salary remains $875,000, and his annual incentive opportunity at Target remains 100% of his base salary. The agreement also provides Mr. Webb with a fiscal 2010 long-term incentive opportunity valued at the same level as his fiscal 2009 long-term incentive opportunity — $1.6 million — consisting of 50% restricted shares, 25% stock options and 25% performance shares. Our company made these grants on March 16, 2009. The performance shares will be subject to the same performance metrics as in the case of the other executive officers. The options and performance shares (to the extent earned) will vest 25% per year over a four-year period. Two-thirds of the restricted shares will vest in two years, and the remaining one-third will vest in three years.

Pursuant to the employment agreement, Mr. Webb received an additional grant of restricted shares with a grant date value of $3.2 million on March 16, 2009. This grant is in lieu of fiscal 2011 and 2012 long-term incentive grants. These shares also will vest two-thirds in two years and one-third in three years.

The agreement provides for accelerated vesting of the restricted share awards in the event our company terminates Mr. Webb’s employment without cause or in the event Mr. Webb resigns with good reason. If

Mr. Webb resigns without good reason and fails to give at least one-year’s advance written notice to our company, he will forfeit all unvested equity grants and will be subject to a non-solicitation covenant. Mr. Webb is subject to other non-competition, non-solicitation and non-disclosure covenants pursuant to his employment agreement discussed at page 39, which remains in effect.

The Committee and Board believe that this agreement is in the best interest of our company and its shareholders because it provides Mr. Webb with a strong incentive to remain with our company for at least the next two years (since none of his restricted shares vest for two years), as our company deals with the difficult retail environment, continues its operational performance improvement initiatives and implements its strategic plan objectives. The agreement provides additional incentives for Mr. Webb to remain with our company beyond the two-year period.

Executive Officer Employment Agreements.  We have entered into employment agreements with each of our executive officers. These agreements specify the severance benefits each executive officer will receive in the event his employment is terminated by us without “cause” or by the executive for “good reason,” either before or after a “change of control.” For a description of the current terms of those employment agreements, see the section of this proxy statement titled “Executive Compensation — Current Executive Officer Employment Agreements” beginning on page 39 of this proxy statement.

Our Compensation Committee believes that the severance benefits included in our employment agreements with our executive officers are a necessary component of a competitive compensation program. The Committee also believes that the change of control provisions are in our shareholders’ best interest because they assist us in retaining key personnel during rumored and actual change of control activity (when management continuity is of special importance) and they incentivize our executives to deal with change of control situations in a manner consistent with the best interests of our shareholders, even though the executive’s employment might be terminated as a result of the transaction. These agreements further benefit our company and shareholders by imposing non-competition, confidentiality and non-solicitation obligations on the executives. We also believe that the severance arrangements for termination without cause benefit our company by facilitating our ability to make executive management changes when it is determined that such changes would be in the interest of our company and shareholders.

The Committee, based upon advice from Watson Wyatt, believes that the structure of the employment agreements and the benefit amounts are not significantly different from the severance arrangements typically in place at other companies. The existence of these agreements does not impact the other compensation arrangements offered to our executives because it is not anticipated that these agreements will be triggered, and if they are triggered, the intent is to compensate the executive for lost future compensation following the termination date, rather than for the executive’s performance during the period of employment.

EXECUTIVE COMPENSATION

The following table sets forth information relating to compensation for the fiscal years ended January 31, 2009, February 2, 2008 and February 3, 2007 for our Chief Executive Officer, our Chief Financial Officer, and all of our other executive officers employed by us as of the end of fiscal 2009. The individuals listed in the Summary Compensation Table are referred to collectively in this proxy statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE

							Change in
						Cash	Value of
				Stock	Option	Incentive	SERP	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Benefits	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)(4)	($)(4)(5)	($)(6)	($)(7)	($)(8)	($)(9)

Darrell Webb(10)	2009	$859,135	$0	$708,192	$548,631	$0	$8,874	$26,245	$2,151,077
Chairman of the Board,	2008	$789,423	$0	$569,805	$460,508	$672,558	$88,741	$36,285	$2,617,320
President and	2007	$403,846	$403,846	$380,710	$138,194	$0	$0	$202,242	$1,528,838
Chief Executive Officer
Travis Smith(10)	2009	$500,000	$62,500	$225,245	$243,275	$0	$1,696	$32,490	$1,065,206
Executive Vice President,	2008	$496,635	$0	$233,669	$210,968	$211,610	$18,661	$30,365	$1,201,908
Merchandising and Marketing (promoted to Chief Operating Officer February 1, 2009)	2007	$246,635	$200,000	$148,448	$66,961	$0	$0	$185,768	$847,812
Kenneth Haverkost(10)	2009	$397,597	$50,632	$340,530	$215,466	$0	$85,747	$62,418	$1,152,390
Executive Vice President,	2008	$115,385	$200,000	$43,439	$19,869	$0	$0	$174,048	$552,741
Store Operations
James Kerr(10)	2009	$351,539	$44,723	$161,759	$235,097	$0	$4,611	$28,485	$826,214
Executive Vice President,	2008	$315,769	$125,000	$118,415	$181,078	$134,512	$4,192	$27,371	$906,337
Chief Financial Officer	2007	$278,272	$100,000	$153,701	$62,606	$0	$41,916	$22,790	$659,285

(1)	Includes amounts earned but deferred under our Deferred Compensation Plan and under Section 401(k) of the Internal Revenue Code. Fiscal 2009 and 2008 were 52-week years; fiscal 2007 was a 53-week year.

(2)	For fiscal 2009, each of these executive officers received the following discretionary cash bonus: Mr. Smith — $62,500; Mr. Haverkost — $50,632; and Mr. Kerr — $44,723.

Mr. Webb received a guaranteed cash bonus of 100% of his actual earned salary for fiscal 2007, Mr. Smith received a guaranteed cash bonus of $200,000 for fiscal 2007, and Mr. Haverkost received a guaranteed cash bonus of $200,000 for fiscal 2008 in consideration of compensation from his former employer that he forfeited upon joining us in October 2007. These amounts represent bonuses earned in the fiscal year indicated but paid in the subsequent fiscal year. Mr. Kerr received a guaranteed cash retention payment of $100,000, which was paid 50% in May 2006 and 50% in November 2006. Mr. Kerr also received a $125,000 retention payment in March 2007 pursuant to a 2005 grant made while he was serving as our Vice President and Controller, which grant was intended to encourage him to remain with us during a period when we needed to address many operating and financial challenges and the Chief Financial Officer position was vacant.

(3)	Stock Awards include all compensation cost recognized in our financial statements for the indicated fiscal year in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“FAS No. 123R”) with respect to restricted stock granted during the indicated fiscal year and in previous years.

On April 1, 2008, we granted Mr. Webb performance shares and on March 17, 2008, we granted each of our other executive officers performance shares. Based upon the performance achieved by our company during fiscal 2009, each of these executive officers earned the following performance shares, which were converted to stock awards: Mr. Webb — 5,499 shares and 9,339 stock equivalent units; Mr. Smith — 7,193 shares; Mr. Haverkost — 7,193 shares; and Mr. Kerr — 7,193 shares.

On March 15, 2007, we granted each of our executive officers performance shares. Based upon the performance achieved by our company during fiscal 2008, each of these executive officers earned the following performance shares, which were converted to stock awards: Mr. Webb — 1,714 shares; Mr. Smith —

714 shares; and Mr. Kerr — 714 shares. On December 3, 2007, Mr. Haverkost was granted 31,847 time-based restricted shares in connection with his commencement of employment with us.

For fiscal 2007, each of these executive officers received the following grants of restricted stock on July 28, 2006: Mr. Webb — 100,000 shares and Mr. Kerr — 10,000 shares; and on August 4, 2006: Mr. Smith — 40,000 shares.

The following table sets forth the amounts included in the “Stock Awards” and “Option Awards” columns with respect to prior year awards and current year awards.

CHARGES FOR RESTRICTED STOCK AND OPTION AWARDS

	Fiscal	Stock Awards			Option Awards
Name	Year	Prior Year	Current Year	Total	Prior Year	Current Year	Total

Darrell Webb	2009	$302,007	$406,185	$708,192	$305,434	$243,197	$548,631
	2008	$547,480	$22,325	$569,805	$208,875	$251,633	$460,508
	2007	$0	$380,710	$380,710	$0	$138,194	$138,194
Travis Smith	2009	$123,776	$101,469	$225,245	$138,576	$104,699	$243,275
	2008	$224,369	$9,300	$233,669	$106,122	$104,846	$210,968
	2007	$0	$148,448	$148,448	$0	$66,961	$66,961
Kenneth Haverkost	2009	$239,061	$101,469	$340,530	$110,767	$104,699	$215,466
	2008	$0	$43,439	$43,439	$0	$19,869	$19,869
James Kerr	2009	$60,290	$101,469	$161,759	$130,398	$104,699	$235,097
	2008	$109,115	$9,300	$118,415	$76,232	$104,846	$181,078
	2007	$132,387	$21,314	$153,701	$28,058	$34,548	$62,606

(4)	For a discussion of the assumptions we made in valuing the stock and option awards, see “Note 1 — Significant Accounting Policies — Stock-Based Compensation” and “Note 8 — Stock-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K.

(5)	Option Awards include all compensation cost recognized in our financial statements for the indicated fiscal year in accordance with FAS No. 123R with respect to stock option grants during the indicated fiscal year and in prior years.

For fiscal 2009, each of these executive officers received stock option grants to purchase the following number of shares, on April 1, 2008: Mr. Webb — 110,210 shares; and on March 17, 2008: Mr. Smith — 53,427 shares; Mr. Haverkost — 53,427 shares; and Mr. Kerr — 53,427 shares.

For fiscal 2008, each of these executive officers received stock option grants to purchase the following number of shares, on March 15, 2007: Mr. Webb — 68,337 shares; Mr. Smith — 28,474 shares; Mr. Kerr — 28,474 shares; and on December 3, 2007: Mr. Haverkost — 45,771 shares.

For fiscal 2007, each of these executive officers received stock option grants to purchase the following number of shares, on July 28, 2006: Mr. Webb — 100,000 shares, and Mr. Kerr — 25,000 shares; and on August 4, 2006: Mr. Smith — 50,000 shares.

The amounts included in the “Option Awards” column with respect to prior year awards and current year awards is set forth in the table in footnote 3 above.

(6)	For fiscal 2008, each of these executive officers received the following performance-based cash bonus: Mr. Webb — $672,558; Mr. Smith — $211,610; and Mr. Kerr — $134,512.

(7)	The SERP provides benefits, subject to forfeiture, to designated employees upon retirement at age 65, early retirement, total disability or death. Under this plan, we expensed the following amounts for fiscal 2009: Mr. Webb — $8,874; Mr. Smith — $1,696; Mr. Haverkost — $85,747; and Mr. Kerr — $4,611; the following amounts for fiscal 2008: Mr. Webb — $88,741; Mr. Smith — $18,661; and Mr. Kerr — $4,192; and the following amounts for fiscal 2007: Mr. Kerr — $41,916.

(8)	The amounts in the All Other Compensation Column consist of the following compensation items:

					Matching
				Tax Planning	Contributions	Matching
		Group		Reimbursements	Under	Contributions	Car			Relocation
		Life	Insurance	and Gross-Up	Deferred	Under 401(k)	Allowance	Relocation		Reimbursements
		Insurance	Premiums	Payments	Compensation	Savings Plan	and Car	Allowance		and Gross-Up	Other
Name	Year	($)	Paid ($)	($)(a)	Plan ($)	($)	Usage ($)	($)		Payments ($)(b)	($)(d)	Total ($)

Darrell Webb	2009	$2,232	$548	$4,307	$0	$2,358	$16,800	$0		$0	$0	$26,245
	2008	$888	$84	$4,307	$0	$2,865	$16,800	$0		$11,113	$228	$36,285
	2007	$121	$0	$0	$0	$0	$8,400	$193,721	(c)	$0	$0	$202,242
Travis Smith	2009	$487	$180	$1,223	$0	$0	$15,600	$0		$0	$15,000	$32,490
	2008	$362	$21	$0	$0	$0	$15,600	$0		$11,973	$2,409	$30,365
	2007	$67	$0	$0	$0	$0	$7,800	$177,901		$0	$0	$185,768
Kenneth Haverkost	2009	$958	$113	$2,412	$11,942	$2,589	$15,600	$0		$26,316	$2,488	$62,418
	2008	$35	$0	$0	$288	$0	$5,200	$150,000		$18,525	$0	$174,048
James Kerr	2009	$543	$306	$0	$9,706	$2,330	$15,600	$0		$0	$0	$28,485
	2008	$470	$228	$0	$8,808	$2,265	$15,600	$0		$0	$0	$27,371
	2007	$279	$0	$0	$5,660	$2,901	$13,950	$0		$0	$0	$22,790

(a)	For Mr. Webb — $1,807 out of $4,307 represents tax gross-up payments for tax planning services. For Mr. Smith — $513 out of $1,223 represents tax gross-up payments for tax planning services. For Mr. Haverkost — $1,012 out of $2,412 represents tax gross-up payments for tax planning services.

(b)	For Mr. Webb — The total amount of $11,113 consists of $9,580 paid as relocation reimbursements and $1,533 representing tax gross-up payments for relocation reimbursements. $2,987 out of the $9,580 in relocation reimbursement was for fiscal 2007 expenses but was paid in fiscal 2008. $1,261 out of the $1,533 in tax gross-up payments related to fiscal 2007 expenses but was paid in fiscal 2008.

For Mr. Smith — $3,548 out of $11,973 was for fiscal 2007 expenses but was paid in fiscal 2008.

For Mr. Haverkost — For fiscal 2009, the total amount of $26,316 consists of $18,549 paid as relocation reimbursements and $7,767 representing tax gross-up payments for relocation reimbursements. These were fiscal 2008 expenses but paid in fiscal 2009. For fiscal 2008, the total amount of $18,525 consists of $12,606 paid as relocation reimbursements and $5,919 representing tax gross-up payments for relocation reimbursements.

(c)	The total amount of $193,721 consists of $191,608 paid as relocation reimbursements and $2,113 representing tax gross-up payments for relocation reimbursements.

(d)	Mr. Smith received a lump sum payment of $15,000 in lieu of a merit increase. All other amounts pertain to expenses paid for executive physicals.

(9)	As required by SEC disclosure rules, the Summary Compensation Table reflects not only compensation earned and paid in fiscal 2009, but also amounts representing the opportunity to earn future compensation under equity grants that may be forfeited based on service-based vesting conditions. As a result of mixing earned/paid and contingent compensation, the “total” shown in the Summary Compensation Table includes amounts that the named executive officers may never receive. Moreover, the value of the equity grants will be dependent on our stock performance, whereas the amounts reflected in the Summary Compensation Table are valued in accordance with applicable accounting rules.

(10)	Mr. Webb joined us and assumed the position of Chairman, President and Chief Executive Officer as of July 24, 2006. Mr. Smith joined us and assumed the position of Executive Vice President, Merchandising and Marketing as of July 31, 2006, and was promoted to Chief Operating Officer subsequent to the end of fiscal 2009, on February 1, 2009. Mr. Haverkost joined us and assumed the position of Executive Vice President, Store Operations as of October 15, 2007. Mr. Kerr was promoted to the position of Executive Vice President, Chief Financial Officer as of July 31, 2006 from his former position as Vice President, Controller.

The following table provides information relating to stock and option awards granted under our 1998 Incentive Compensation Plan during fiscal 2009 to the named executive officers.

FISCAL 2009 GRANTS OF PLAN-BASED AWARDS

											All Other
											Options
										All Other	Awards:
										Stock	Number of		Grant Date
										Awards:	Common	Exercise or	Fair Value
	Grant		Estimated Future Payouts Under				Estimated Future Payouts Under			Number of	Shares	Base Price	of Stock and
	Date for	Approval	Cash Incentive Plan Awards ($)				Performance Share Grants (#)			Common	Underlying	of Option	Option
Name	Options	Date	Threshold	Target	Maximum		Threshold	Target	Maximum	Shares (#)	Options (#)	Awards ($/Sh)(1)	Awards(2)

Darrell Webb	04/01/08	04/01/08	$87,500	$875,000	$1,750,000	(3)	1,068	19,072	38,144	44,501	110,210	$15.73	$1,542,747
Travis Smith	03/17/08	01/30/08	$25,000	$250,000	$500,000		517	9,246	18,492	9,246	53,427	$13.52	$472,255
Kenneth Haverkost	03/17/08	01/30/08	$20,000	$200,000	$400,000		517	9,246	18,492	9,246	53,427	$13.52	$472,255
James Kerr	03/17/08	01/30/08	$18,000	$180,000	$360,000		517	9,246	18,492	9,246	53,427	$13.52	$472,255

(1)	Market price on the day of the award.

(2)	Stock and Option Awards are valued in accordance with FAS No. 123R.

(3)	If maximum performance had been achieved, Mr. Webb would have received $1,000,000 in cash and fully vested stock equivalent units equal to $750,000.

NARRATIVE INFORMATION RELATING TO GRANTS OF PLAN-BASED AWARDS TABLE

Our Compensation Committee must approve equity grants to executive officers, and the grant date is the third NYSE trading day following our next quarterly earnings release pursuant to the Rules adopted by the Compensation Committee under our 1998 and 2008 Incentive Compensation Plans (unless the Compensation Committee selects another date). The indicated approval dates are the dates when Compensation Committee meetings took place at which the grants were approved. The indicated grant dates are the dates that are the third NYSE trading date following the earnings release that next followed the approval date (with the exception of Darrell Webb, whose grant was approved at the April 1, 2008 Compensation Committee meeting after his performance evaluation was completed, and the grant was made on the same date). Grants made prior to June 11, 2008 were made pursuant to our 1998 Incentive Compensation Plan; grants made thereafter are pursuant to our 2008 Incentive Compensation Plan.

Performance shares represent a contingent right to receive a common share, on a one-for-one basis, upon achievement of certain performance-based criteria. The original grants dated March 17, 2008 and April 1, 2008 were for up to the maximum performance shares (assuming achievement of the performance-based criteria at the “Maximum” level). To the extent the performance shares were earned, they would vest 25% per year over four years, beginning one year after the original grant date. Actual performance shares earned were 77.8% of the “Target” grant, or 5,499 shares and 9,339 stock equivalent units for Mr. Webb, 7,193 shares for Mr. Smith, 7,193 shares for Mr. Haverkost and 7,193 shares for Mr. Kerr, which are disclosed in the Summary Compensation Table in the column titled “Stock Awards.” For a description of the terms and performance-based conditions of the grants set forth in the Fiscal 2009 Grants of Plan-Based Awards Table, see “Compensation Discussion and Analysis — Fiscal Year 2009 Compensation Decisions and Results — Long-term incentive compensation” on page 25.

The performance shares actually earned, the other stock awards (which are in the form of restricted stock) and the options awards are all subject to service-based vesting conditions, and thus some of the shares reflected in the Grants of Plan-Based Awards Table may never be received by our named executive officers. Moreover, the value of shares received will be dependent on our stock performance.

The following table sets forth information relating to all of our named executive officers’ outstanding equity-based awards as of the end of fiscal 2009 (January 31, 2009).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2009)

	Option Awards				Stock Awards
						Market
					Number of	Value of
					Restricted	Restricted
	Number of Common Shares				Common	Common
	Underlying Unexercised		Option	Option	Shares That	Shares That
	Options (#)		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(5)

Darrell Webb(1)					110,625	$1,412,681
Darrell Webb(1)	24,968	50,000	$14.05	07/28/2013
Darrell Webb(1)	17,084	51,253	$25.00	03/15/2014
Darrell Webb(1)	0	110,210	$15.73	04/01/2015
Travis Smith(2)					36,975	$472,171
Travis Smith(2)	0	25,000	$14.22	08/04/2013
Travis Smith(2)	7,118	21,356	$25.00	03/15/2014
Travis Smith(2)	0	53,427	$13.52	03/17/2015
Kenneth Haverkost(3)					40,325	$514,950
Kenneth Haverkost(3)	11,442	34,329	$15.70	12/03/2014
Kenneth Haverkost(3)	0	53,427	$13.52	03/17/2015
James Kerr(4)					28,275	$361,072
James Kerr(4)	6,000	0	$16.80	03/06/2010
James Kerr(4)	0	16,000	$12.42	11/18/2012
James Kerr(4)	12,500	12,500	$14.05	07/28/2013
James Kerr(4)	7,118	21,356	$25.00	03/15/2014
James Kerr(4)	0	53,427	$13.52	03/17/2015

(1)	During fiscal 2009, Mr. Webb was granted 110,210 option awards, 44,501 restricted stock units and 14,838 performance shares, which were converted to 5,499 stock awards and 9,339 stock equivalent units. The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The stock awards and stock equivalent units granted will vest in four equal annual installments commencing one year after the grant date. From prior year grants, Mr. Webb also has unvested option awards at the end of fiscal 2009: 25,000 will vest on each of July 28, 2009 and 2010; 17,084 will vest on each of March 15, 2009 and 2010; 17,085 will vest on March 15, 2011. From prior year grants, Mr. Webb also has unvested stock awards at the end of fiscal 2009: 25,000 will vest on each of July 28, 2009 and 2010; 428 will vest on March 15, 2009; 429 will vest on each of March 15, 2010 and 2011.

(2)	During fiscal 2009, Mr. Smith was granted 53,427 option awards, 9,246 restricted stock units and 7,193 performance shares, which were converted to stock awards. The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The stock awards granted will vest in four equal annual installments commencing one year after the grant date. From prior year grants, Mr. Smith also has unvested option awards at the end of fiscal 2009: 12,500 will vest on each of August 4, 2009 and 2010; 7,118 will vest on March 15, 2009; 7,119 will vest on each of March 15, 2010 and 2011. From prior year grants, Mr. Smith also has unvested stock awards at the end of fiscal 2009: 10,000 will vest on each of August 4, 2009 and 2010; 178 will vest on March 15, 2009; 179 will vest on each of March 15, 2010 and 2011.

(3)	During fiscal 2009, Mr. Haverkost was granted 53,427 option awards, 9,246 restricted stock units and 7,193 performance shares, which were converted to stock awards. The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The stock awards granted will vest in four equal annual installments commencing one year after the date of grant. From prior year grants, Mr. Haverkost also had unvested option awards at the end of fiscal 2009: 11,443 will vest on each of December 3, 2009, 2010 and 2011. From prior year grants, Mr. Haverkost also has unvested stock awards at the end of fiscal 2009: 7,962 will vest on each of December 3, 2009, 2010 and 2011.

(4)	During fiscal 2009, Mr. Kerr was granted 53,427 option awards, 9,246 restricted stock units and 7,193 performance shares, which were converted to stock awards. The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The stock awards granted will vest in four equal annual installments commencing one year after the grant date. From prior year grants, Mr. Kerr also had unvested option awards at the end of fiscal 2009: 6,250 will vest on each of July 28, 2009 and 2010; 8,000 will vest on each of March 1, 2009 and 2010; 7,118 will vest on March 15, 2009; 7,119 will vest on each of March 15, 2010 and 2011. From prior year grants, Mr. Kerr also had unvested stock awards at the end of fiscal 2009: 1,300 will vest on March 4, 2009; 5,000 will vest on each of July 28, 2009 and 2010; 178 will vest on March 15, 2009; 179 will vest on each of March 15, 2010 and 2011.

(5)	The market value of our common shares at our fiscal year end was $12.77.

The following table provides information relating to aggregate stock option exercises and aggregate stock awards vested, including in each case the value realized upon exercise or vesting, during fiscal 2009 for the named executive officers.

FISCAL 2009 OPTION EXERCISES AND STOCK VESTED

			Stock Awards
	Option Awards		Number of
	Number of Common		Common
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	On Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

Darrell Webb	25,032	$276,661	25,428	$559,537
Travis Smith	25,000	$263,125	10,178	$229,607
Kenneth Haverkost	0	$0	7,961	$109,782
James Kerr	13,000	$124,250	8,768	$137,449

The following table provides information relating to the present value of the accumulated benefits under the SERP for the named executive officers as of the end of fiscal 2009 (January 31, 2009). None of the named executive officers received any payments under the SERP during the last fiscal year.

FISCAL 2009 PENSION BENEFITS

				Payments
		Number of	Present Value of	During
		Years	Accumulated	Last
		Credited	Benefit	Fiscal Year
Name	Plan Name	Service	($)(1)	($)

Darrell Webb	Supplemental Retirement Benefit Plan	2	$97,615	$0
Travis Smith	Supplemental Retirement Benefit Plan	2	$18,661	$0
Kenneth Haverkost	Supplemental Retirement Benefit Plan	1	$85,747	$0
James Kerr	Supplemental Retirement Benefit Plan	11	$50,719	$0

(1)	The present value represents the required balance when the participant reaches age 65, discounted at an interest rate of 10%.

The SERP provides benefits, subject to forfeiture, to designated employees upon retirement at age 65, early retirement, total disability or death. The SERP is described in more detail under the heading “Compensation Discussion and Analysis — Fiscal Year 2009 Compensation Decisions and Results —

Supplemental Retirement Benefit Plan” on page 30. None of the named executive officers currently is eligible for early retirement under the SERP.

The following table provides information relating to the contributions to, earnings on, withdrawals and distributions from, and fiscal year-end balances in our Deferred Compensation Plan for the named executive officers.

FISCAL 2009 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Matching	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in	Withdrawals/	Balance at
Name	in Last FY ($)(1)	Last FY ($)(2)	Last FY ($)	Distributions ($)	Last FYE ($)

Darrell Webb	n/a	n/a	n/a	n/a	n/a
Travis Smith	n/a	n/a	n/a	n/a	n/a
Kenneth Haverkost	$40,163	$11,942	$(11,848)	$0	$43,397
James Kerr	$19,411	$9,706	$(5,402)	$(27,609)	$35,016

(1)	Amounts earned but deferred under our Deferred Compensation Plan also appear in the Summary Compensation Table on page 33 in the column titled “Salary.”

(2)	Matching Contributions also appear in the Summary Compensation Table on page 33 in the column titled “All Other Compensation.”

Our Deferred Compensation Plan is described in more detail under the heading “Compensation Discussion and Analysis — Fiscal Year 2009 Compensation Decisions and Results — Deferred Compensation Plan” on page 30.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Current Executive Officer Employment Agreements.  We have entered into employment agreements with each of our current executive officers (singularly, an “Executive” and collectively, the “Executives”) that are designed to provide for continuity of management, including in the event of any actual or threatened change in control of our company. The agreements with Messrs. Webb, Smith and Kerr replaced prior agreements, which were replaced because the prior agreements were not compliant with final regulations issued in 2007 by the Internal Revenue Service pursuant to Section 409A of the Internal Revenue Code. Mr. Haverkost entered into his employment agreement when he joined our company in October 2007. The following descriptions are of the current agreements, with any significant differences from Messrs. Webb, Smith and Kerr’s prior agreements noted.

The employment agreements apply if an Executive terminates employment with us during the term of the applicable agreement.

The employment agreements will become operative if the Executive’s termination of employment is by us “Without Cause” or by the Executive for “Good Reason.” “Cause” means the willful failure of the Executive substantially to perform his normal duties; the Executive’s conviction for committing an act of fraud, embezzlement, theft, or other criminal act constituting a felony; or willfully engaging by the Executive in gross negligence materially and demonstrably injurious to our company. “Good Reason” means a material reduction in the Executive’s base salary. In the event of a “Change of Control,” “Good Reason” also means a material reduction in the Executive’s short- and long-term incentive compensation opportunities; a material reduction in the Executive’s duties, responsibilities or position; or moving the Executive’s place of employment by more than 50 miles. In order to receive benefits under the employment agreement for a “Good Reason” termination, the Executive must give us notice within 90 days of the occurrence of the “Good Reason” and specify a termination date that is between 30 and 90 days after that notice. We have the opportunity to remedy the event giving rise to the “Good Reason” prior to the termination date specified by the Executive.

If the employment agreement becomes operative, the Executive will be entitled to severance payments and group term life insurance coverage, and will be eligible for medical and dental insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The amount of the severance payments and the length of time that group term life insurance coverage will continue vary depending upon whether the termination of employment occurs before or after a “Change of Control” of our company.

A “Change of Control” occurs if:

1. A person or group acquires ownership of 50% or more of our common shares;

2. A majority of our Board of Directors is replaced during a twelve month period by directors whose appointment or election was not endorsed by a majority of the members of our Board before the date of the election or appointment; or

3. A person or group acquires 50% or more of our assets during a twelve month period.

For the limited purpose of immediately vesting stock options and removing restrictions on restricted stock upon a “Change of Control,” the following definition of a “Change of Control” applies in lieu of the prior definition of a “Change of Control”:

1. A person purchases 15% or more of our outstanding common shares (subject to our Board determining that such event does not constitute a “Change of Control”);

2. A person or group becomes the beneficial owner of 50% or more of our outstanding common shares;

3. A person commences or announces the intention to commence a tender or exchange offer that would result in the person becoming the beneficial owner of 15% or more of our outstanding common shares (subject to our Board determining that such event does not constitute a “Change of Control”);

4. A majority of our Board of Directors is replaced during a 24 month period by directors whose appointment or election or nomination for election by our shareholders was not approved by a majority of our Directors who were Directors at both the time of the election or nomination and at the beginning of the 24 month period;

5. A record date is set for a shareholder vote on a merger in which our current shareholders will not hold at least 60% of the shares in the surviving entity, a sale or other disposition of substantially all of our company’s assets, or the dissolution of our company (subject to our Board determining that such event does not constitute a “Change of Control”); or

6. Our company is merged or consolidated with another corporation and our shareholders receive or retain less than 60% of the stock of the surviving or continuing corporation, there occurs a sale or other disposition of all or substantially all of the assets of our company, or our company is dissolved.

If an Executive becomes entitled to benefits under his employment agreement before a Change of Control, he will be entitled to continued payments of base salary equal to two years of base salary in the case of Mr. Webb and eighteen months of base salary in the case of Messrs. Smith, Kerr and Haverkost. The Executive also will receive a pro rata bonus for that part of the current year that ends on the date of the separation from service. In addition, for Messrs. Webb and Smith, their initial grants of 100,000 and 40,000 restricted shares, respectively, and 100,000 and 50,000 stock options, respectively, that they received upon joining us, will become fully vested (50% of each of which has already become vested). The Executives also will be entitled to continued group term life insurance coverage for the same periods as their salary continuation, and will be eligible for up to eighteen months of COBRA medical and dental insurance coverage. The group term life insurance coverage will terminate if the Executive becomes eligible for similar benefits with another employer.

In the event that an Executive becomes entitled to benefits under his employment agreement after a Change of Control, the Executive will be entitled to prompt payment of (a) a lump sum equal to three times the sum of his base salary plus bonus in the case of Messrs. Webb and Smith and two times the sum of his base salary plus bonus in the case of Messrs. Kerr and Haverkost, (b) any unpaid bonus for any prior year, and (c) a pro rata bonus for that part of the current year that ends on the date of the separation from service. In addition, the Executive’s restricted shares and stock options will become fully vested. The Executive also will receive continued group term life insurance coverage for three years in the case of Messrs. Webb and Smith, and two years in the case of Messrs. Kerr and Haverkost, and will be eligible for up to eighteen months of COBRA medical and dental insurance coverage. The group term life insurance coverage will terminate if the Executive becomes eligible for similar benefits with another employer.

The former employment agreements with Messrs. Webb, Smith and Kerr provided for continued company-subsidized group medical and dental insurance coverage, which is not provided for in the current employment agreements. Under the former agreements, for a separation from service prior to a Change of Control, Mr. Webb was to receive 24 months of coverage, while Messrs. Smith and Kerr were to receive 18 months of coverage. Under the former agreements, for a separation from service subsequent to a Change of Control, Messrs. Webb and Smith were to receive 36 months of coverage, and Mr. Kerr 24 months of coverage. In lieu of insurance coverage, the current employment agreements provide for additional cash payments. If the separation from service occurs prior to a Change of Control, the payment will be $43,200 for Mr. Webb, and $46,367 for each of Mr. Smith and Mr. Kerr. If the separation from service occurs subsequent to a Change of Control, the payment will be $64,799 for Mr. Webb, $92,735 for Mr. Smith and $61,823 for Mr. Kerr. These amounts are an estimate of the cost to Messrs. Webb, Smith and Kerr of replacing our company-subsidized group medical/dental insurance coverage under their former agreements with individual medical/dental policies, plus a tax-gross up.

The employment agreements also provide that if any payments to an Executive in connection with a Change of Control would be subject to the excise tax under Sections 280G or 4999 of the Internal Revenue Code on excess parachute payments, we will, in general, “gross up” the Executive’s compensation to offset the excise tax, except that (a) if the aggregate parachute payments that would otherwise be made to the Executive do not exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the parachute payments to the Executive will be reduced to the extent necessary to avoid the imposition of the excise tax and no “gross up” will be paid, and (b) if the aggregate parachute payments that would otherwise be made to the Executive exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the full amount of those parachute payments will be made, the Executive will have to individually bear the excise tax allocable to 10% of the aggregate total of parachute payments, and we will “gross up” the Executive’s compensation to offset the excise taxes other than that portion that is allocable to 10% of the aggregate total of parachute payments.

The Executives agreed to non-competition, confidentiality and non-solicitation covenants in the employment agreements. The non-competition and non-solicitation covenants have terms of eighteen months, or two years in the event of a termination of employment following a Change of Control. The confidentiality covenant has no time limitation.

The current employment agreements have been filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

The following table sets forth the amounts that would be payable under our named executive officers’ respective employment agreements and the SERP as if a “triggering event” had occurred on January 31, 2009, the last day of our fiscal 2009. As described above, a “triggering event” under the employment agreements is a separation from service by us “Without Cause” or by the Executive for “Good Reason,” either before or after a “Change of Control,” or upon the death or disability of the Executive. A “triggering event” under the SERP is retirement at age 65, early retirement, total disability or death.

Employment Agreement Tables — Current Executive Officers

Darrell Webb

	Before Change in	After Change in	Death and Total
Payment or Benefit Upon Termination	Control ($)	Control ($)	Disability Payments ($)

Salary(1)	$1,750,000	$2,625,000	$0
Bonus(2)	$875,000	$3,500,000	$0
SERP(3)	$0	$0	$0
Value Realized Upon Vesting of Equity-Based Awards(4)	$638,500	$1,466,749	$854,380
All Other(5)	$69,880	$117,319	$0
Tax Gross-Ups(6)	$0	$2,528,890	$0

Total	$3,333,380	$10,237,958	$854,380

Travis Smith

	Before Change in	After Change in	Death and Total
Payment or Benefit Upon Termination	Control ($)	Control ($)	Disability Payments ($)

Salary(1)	$862,500	$1,500,000	$0
Bonus(2)	$250,000	$1,000,000	$0
SERP(3)	$0	$0	$0
Value Realized Upon Vesting of Equity-Based Awards(4)	$255,400	$498,387	$305,364
All Other(5)	$72,087	$119,175	$0
Tax Gross-Ups(6)	$0	$0	$0

Total	$1,439,987	$3,117,562	$305,364

Kenneth Haverkost

	Before Change in	After Change in	Death and Total
Payment or Benefit Upon Termination	Control ($)	Control ($)	Disability Payments ($)

Salary(1)	$600,000	$800,000	$0
Bonus(2)	$200,000	$600,000	$0
SERP(3)	$0	$0	$0
Value Realized Upon Vesting of Equity-Based Awards(4)	$0	$541,167	$244,233
All Other(5)	$25,576	$25,768	$0
Tax Gross-Ups(6)	$0	$0	$0

Total	$825,576	$1,966,935	$244,233

James Kerr

	Before Change in	After Change in	Death and Total
Payment or Benefit Upon Termination	Control ($)	Control ($)	Disability Payments ($)

Salary(1)	$540,000	$720,000	$0
Bonus(2)	$180,000	$540,000	$0
SERP(3)	$0	$0	$0
Value Realized Upon Vesting of Equity-Based Awards(4)	$0	$392,889	$228,251
All Other(5)	$71,886	$87,515	$0
Tax Gross-Ups(6)	$0	$0	$0

Total	$791,886	$1,740,404	$228,251

(1)	Represents salary received upon separation from service. If separation from service occurs prior to a Change of Control, Mr. Webb will receive continued payments of base salary for two years and Messrs. Smith, Kerr and Haverkost will receive continued payments of base salary for eighteen months. If separation from service occurs after a Change of Control, Mr. Webb and Mr. Smith will receive a lump sum equal to three times their base salary and Mr. Kerr and Mr. Haverkost will receive a lump sum equal to two times their base salary. There is no salary payment, other than earned but unpaid salary, if separation from service is due to death or disability.

(2)	Represents bonus received upon separation from service. If separation from service occurs prior to a Change of Control, each Executive will receive a pro rata bonus for that part of the current year that ends on the termination date. If separation from service occurs after a Change of Control, Mr. Webb and Mr. Smith will receive a lump sum equal to three times their bonus (calculated as provided in their employment agreements) and Mr. Kerr and Mr. Haverkost will receive a lump sum equal to two times their bonus (calculated as provided in their employment agreements). In addition, each Executive will receive a pro rata bonus for that part of the current year that ends on the separation from service date. There is no bonus payment if separation from service is due to death or disability.

(3)	The SERP provides benefits, subject to forfeiture, to designated employees upon retirement at age 65, early retirement, total disability or death. None of our executive officers have met the eligibility criteria for a SERP payout at our fiscal year end.

(4)	Represents value realized upon vesting of equity-based awards. If separation from service occurs prior to a Change of Control, Mr. Webb’s July 28, 2006 grant of 100,000 stock options and 100,000 restricted shares will automatically vest and Mr. Smith’s August 4, 2006 grant of 50,000 stock options and 40,000 restricted shares will automatically vest (50% of each of which has already become vested). If separation from service occurs after a Change of Control, all unvested stock options and stock awards held by the Executives will vest. For the performance shares granted on March 17, 2008 and April 1, 2008, value realized is at Target. Under the terms of the 1998 Incentive Compensation Plan, unless otherwise determined by the Compensation Committee, all grantees’, including each of our executive officers’, unvested stock options and stock awards will vest upon a change of control. The 2008 Incentive Compensation Plan has a similar provision except that vesting only occurs following both a change of control and termination of employment within the ensuing two years. If termination is due to death or disability, a pro rata portion of the unvested stock awards will vest.

(5)	Represents continued life insurance coverage and outplacement services. Pursuant to the employment agreements, if termination occurs prior to a Change of Control, Mr. Webb will receive continued life insurance coverage for two years and Messrs. Smith, Haverkost and Kerr will receive continued life insurance coverage for eighteen months. If termination occurs after a Change of Control, Messrs. Webb and Smith will receive continued life insurance coverage for three years and Messrs. Haverkost and Kerr will receive continued life insurance coverage for two years. As discussed above, under the amended employment agreements that became effective in February 2008, Messrs. Webb, Smith and Kerr will receive additional severance compensation in lieu of the continued medical and dental coverage they would have received under their prior agreements. There is no continuation of life insurance coverage if separation from service is due to death or disability. Following separation from service, each Executive will receive outplacement services.

(6)	Tax gross-up estimates were provided by the Board’s outside compensation consultant. For a description of the calculation of gross-up payments, see the section of this proxy statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 39. The actual gross-up payments that may be made will depend upon the facts and circumstances existing at the time of the related separation from service.

DIRECTOR COMPENSATION

We provide our non-employee directors (other than Mr. Rosskamm, as discussed below) with a compensation program designed to attract and retain highly qualified directors, to compensate them fairly for the substantial time commitment they are required to make in fulfilling their duties, and to align our Directors’ interests with the interests of our shareholders.

Our non-employee directors (other than Mr. Rosskamm, as discussed below) receive the following compensation:

Cash compensation:  Each non-employee director receives an annual cash retainer of $70,000, payable in quarterly installments.

Additional Lead Director, Committee Chair and Committee Member Cash Retainers:  Our Lead Director receives an additional annual cash retainer of $35,000. Our Audit Committee Chair receives an additional annual cash retainer of $20,000 and the other members of the Audit Committee receive additional annual cash retainers of $5,000; prior to the third quarter of fiscal 2009, the additional retainer for the Audit Committee Chair was $15,000 and the other committee members did not receive additional retainers. Our Compensation Committee Chair receives an additional annual cash retainer of $15,000 (increased from $10,000 effective with the third quarter of fiscal 2009). The Chair of the Corporate Governance Committee receives an additional annual cash retainer of $10,000. All of these additional retainers are paid in quarterly installments. The increase in the retainers for the Chairs of the Audit and Compensation Committees, and for the other members of the Audit Committee, reflect the increased workloads and responsibilities being undertaken by these directors.

Restricted Stock Units:  Each non-employee director also receives an annual grant of restricted stock units with a market value on the grant date of $120,000. These grants are made on the day of our Annual Shareholders Meeting. Directors who join the Board subsequent to that date but before the next Annual Shareholders Meeting receive a pro rated grant of restricted stock units, with the grant date being the third NYSE trading day following our next quarterly earnings release (a “Window Period Date”) and with the number of units granted being calculated using the NYSE closing price on that date. Messrs. DePinto and Perdue received pro rated grants of 1,020 restricted stock units (as reflected in the following table) on June 2, 2008 in connection with them joining our Board earlier in the year. All of our non-employee directors, other than Mr. Rosskamm, received annual grants of restricted stock units on June 11, 2008, as reflected in the following table.

Stock Options.  Each non-employee director receives a stock option grant for 10,000 common shares on the Window Period Date that follows commencement of service as a director. These options have a term of seven years and become exercisable as to one-fourth of the options on each of the first four anniversaries of the grant date. All options become exercisable upon a Change of Control and all option grants made after June 19, 2007 will become exercisable upon a termination of service as a director for any reason other than cause.

In addition, each non-employee director receives “tenth anniversary” grants of restricted stock units with a market value on the grant date of $120,000. These grants are awarded as follows:

•	for non-employee directors whose service as a director commenced on or prior to September 9, 1999, the “tenth anniversary” grant will be made on the first Window Period Date on or after September 9, 2009 and on the first Window Period Date on or after each tenth anniversary thereof.

•	for non-employee directors whose service as a director commenced subsequent to September 9, 1999, the “tenth anniversary” grant will be made on the first Window Period Date on or after the tenth anniversary of the director’s election to the Board, and on the first Window Period Date on or after each tenth anniversary thereof.

The restrictions on non-employee director restricted stock units will expire in full one year after grant or upon a Change of Control, with expiration of the restrictions accelerated with respect to a pro rata portion of the restricted stock units upon termination of Board service for reasons other than cause. Upon expiration of the restrictions, each restricted stock unit is converted to one common share.

There were no “tenth anniversary” grants during fiscal year 2009.

A total of 2,184,223 common shares are currently available for stock awards under our 2008 Incentive Compensation Plan at fiscal 2009 year-end. The 2008 Incentive Compensation Plan is the same plan used to grant stock options and restricted stock awards to our executive officers and other management team members.

Deferred stock.  Non-employee directors may elect to convert their cash compensation into deferred stock units. Under this feature, each year non-employee directors can make an irrevocable election to convert a percentage (0% to 100% in 25% increments) of their cash compensation for the next calendar year into deferred stock units. The conversion of cash compensation to deferred stock units is based on the closing market price of our common shares on the date the cash compensation would have been payable if it were paid in cash. These deferred stock units are credited to an account of each non-employee director, although no stock is issued until the earlier of an elected distribution date as selected by the non-employee director or retirement.

Mr. Rosskamm’s Employment Agreement.  On July 24, 2006, as a result of the appointment of Mr. Webb as Chairman, President and Chief Executive Officer, Mr. Rosskamm ceased to occupy those positions, but he remains one of our directors. As provided under an agreement with Mr. Rosskamm, we are paying Mr. Rosskamm salary continuation at a rate of $750,000 per year and providing health and life insurance coverage until the third anniversary of the date of his resignation (July 24, 2009). Mr. Rosskamm’s service as a director constitutes continuing service for purposes of the vesting and exercise of his previously issued stock and option grants. Pursuant to the agreement with Mr. Rosskamm, for the three years during which he receives salary continuation, he will not be entitled to receive fees, options or stock commonly provided to non-employee directors.

Employee Directors:  Mr. Webb does not receive additional remuneration for his service as a director.

Annual Review of Director Compensation:  The Compensation Committee annually reviews our director compensation program, for the purpose of ensuring that our program both fairly compensates our directors for the responsibilities and time commitment that they have undertaken in connection with service on our Board and enables us to continue to attract and retain high quality directors. The Committee conducted such a review during fiscal 2009, taking into account information and analysis provided by Watson Wyatt, the Committee’s independent compensation consultant. The data provided by Watson Wyatt included a peer group study using the same peer group used by the Committee for executive compensation decisions and the National Association of Corporate Directors director compensation survey. The Committee decided to slightly increase the additional cash retainers paid to the Audit and Compensation Committee Chairs, and to institute an additional cash retainer for other Audit Committee members, as discussed above, but to make no other changes to our director compensation program. The Committee anticipates reviewing our director compensation again during fiscal 2010.

Share Ownership Guidelines.  The Compensation Committee has adopted share ownership guidelines for non-employee directors which require a director to own at least 7,000 shares. A director has five years to meet the requirement from the later of the date of adoption of the guidelines or his or her date of election to the Board. For purposes of the guidelines, share ownership includes shares owned outright or in a deferred compensation plan, vested restricted stock units and restricted stock, and the in-the-money value of vested stock options.

The following table summarizes the cash paid and equity granted to our non-employee directors for Board service during fiscal 2009 pursuant to the above described programs. These numbers differ from numbers in the “Fiscal 2009 Director Compensation” table set forth below because that table includes expenses recorded by us with respect to prior year equity grants in accordance with applicable accounting rules and Mr. Rosskamm’s salary continuation payments. The grants of restricted stock units are made on the date of the Annual Shareholders Meeting at which the directors are elected or re-elected, and relate to the following year of service; thus they represent compensation for service rendered during roughly the last seven months of fiscal 2009 and the first five months of fiscal 2010. In addition, when Messrs. DePinto and Perdue joined our Board on April 1, 2008, they received additional grants of restricted stock units relating to their Board service from that date to June 11, 2008.

	Cash Retainers
	(Including Lead
	Director,
	Committee Chair
	and Audit	Restricted Stock Units
	Committee Member		Grant Date Fair	Grant Date Fair
Name	Retainers)	#	Market Value	Market Value

Scott Cowen	$107,500	4,935	$24.32	$120,000
Joseph DePinto	$58,334	1,020/4,935	$24.83/$24.32	$143,279
Ira Gumberg	$70,000	4,935	$24.32	$120,000
Patricia Morrison	$80,000	4,935	$24.32	$120,000
Frank Newman	$72,500	4,935	$24.32	$120,000
David Perdue	$60,834	1,020/4,935	$24.83/$24.32	$143,279
Beryl Raff	$82,500	4,935	$24.32	$120,000
Alan Rosskamm	$0	0	N/A	$0
Tracey Travis	$87,500	4,935	$24.32	$120,000

FISCAL 2009 DIRECTOR COMPENSATION

The following table sets forth the fees paid in cash to our non-employee directors for Board service during fiscal 2009, amounts recorded for financial reporting purposes in fiscal 2009 relating to restricted stock unit awards made during fiscal 2008 and 2009 and restricted stock awards made in prior years, amounts recorded for financial reporting purposes for stock option awards made in prior years, and amounts paid to Mr. Rosskamm pursuant to his employment agreement. For a more detailed description of the amounts presented in this table, please read the footnotes below and the preceding discussion of director compensation. Neither Mr. Rosskamm nor Mr. Webb received any compensation for services as a director during fiscal 2009.

		Amounts Recorded	Amounts Recorded
		for Current Year	for Current Year
		and Prior Year	and Prior Year
	Fees Earned or	Stock Awards	Option Awards	All Other
Name	Paid in Cash ($)(1)	($)(2)(3)	($)(3)(4)	Compensation ($)		Total ($)

Scott Cowen	$107,500	$122,197	$0	$0		$229,697
Joseph DePinto	$58,334	$92,447	$26,528	$0		$177,309
Ira Gumberg	$70,000	$122,197	$0	$0		$192,197
Patricia Morrison	$80,000	$122,197	$0	$0		$202,197
Frank Newman	$72,500	$122,197	$0	$0		$194,697
David Perdue	$60,834	$92,447	$26,528	$0		$179,809
Beryl Raff	$82,500	$122,197	$0	$0		$204,697
Alan Rosskamm	$0	$0	$0	$762,732	(5)	$762,732
Tracey Travis	$87,500	$122,197	$0	$0		$209,697

(1)	Each non-employee director received a retainer fee in the amount of $70,000 for fiscal 2009 with the exception of Mr. DePinto and Mr. Perdue, who each received a partial year retainer in the amount of $58,334, and Mr. Rosskamm, who does not receive director fees. Dr. Cowen received an additional Lead Director retainer fee in the amount of $35,000 and a partial year Audit Committee retainer fee in the amount of $2,500. Ms. Travis received an additional Audit Committee chairperson retainer fee in the amount of $17,500; Ms. Raff received an additional Compensation Committee chairperson retainer fee in the amount of $12,500; and Ms. Morrison received an additional Corporate Governance Committee chairperson retainer fee in the amount of $10,000. Mr. Newman and Mr. Perdue received partial year Audit Committee retainer fees in the amount of $2,500 each. The following non-employee directors elected to convert a portion of their cash compensation into deferred stock units for calendar year 2008: Mr. DePinto — 50% cash, 50% stock; Mr. Newman — 75% cash, 25% stock; and Ms. Travis — 75% cash, 25% stock.

(2)	The grant date fair value for all stock awards granted during fiscal 2009 was $120,000 per director, except that Messrs. DePinto and Perdue also received an additional pro rata grant with a grant date fair value of $23,279. Our Compensation Committee adopted new vesting rules for restricted stock and restricted stock units during fiscal 2008. The new rules accelerate the vesting of a pro rata portion of the restricted awards upon termination of Board service for reasons other than cause. In addition to expenses recorded by us in connection with fiscal 2009 restricted stock unit awards, the numbers in this column include all of the previously unrecorded expense from previously granted stock awards when the new vesting rule was adopted. The following expense was recorded for each Director for fiscal 2009 with respect to stock awards granted in prior years: Dr. Cowen — $45,253, Mr. Gumberg — $45,253, Ms. Morrison — $45,253, Mr. Newman — $45,253, Ms. Raff — $45,253, and Ms. Travis — $45,253. At fiscal year-end the number of outstanding restricted stock awards, including restricted stock units, were as follows: Dr. Cowen — 10,683, Mr. DePinto — 5,955, Mr. Gumberg — 10,683, Ms. Morrison — 13,558, Mr. Newman — 10,683, Mr. Perdue — 5,955, Ms. Raff — 10,683, and Ms. Travis — 13,558. Mr. Rosskamm had 5,000 outstanding restricted stock awards, none of which he received for his service as a director.

(3)	For a discussion of the assumptions we made in valuing the stock and option awards, see “Note 1 — Significant Accounting Policies — Stock-Based Compensation” and “Note 8 — Stock-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K.

(4)	We did not grant any stock option awards to non-employee directors during fiscal 2009 with the exception of our two new directors, Mr. DePinto and Mr. Perdue, who received stock option awards in the amount of 10,000 shares each upon election to our board. Our Compensation Committee adopted new vesting rules for stock option awards during fiscal 2008. The new rules accelerate the vesting of stock option awards upon termination of Board service for reasons other than cause.

(5)	Pursuant to Mr. Rosskamm’s employment agreement, he received salary continuation in the amount of $750,000, continuation of medical and dental insurance coverage in the amount of $9,120 and group life insurance paid on his behalf in the amount of $3,612.

COMPENSATION COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee of the Board of Directors is appointed by the Board to discharge the Board’s responsibilities relating to compensation of Jo-Ann Stores’ directors and executive officers. The Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of Jo-Ann Stores. The Committee also is responsible for overseeing the preparation of, and reviewing, Jo-Ann Stores’ annual Compensation Discussion and Analysis and recommending that it be included in Jo-Ann Stores’ proxy statement, and producing this annual report for inclusion in Jo-Ann Stores’ proxy statement.

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in the proxy statement for the 2009 Annual Meeting of Shareholders and incorporated by reference into Jo-Ann Stores’ Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

This report has been submitted by the Compensation Committee, consisting of the following members:

Compensation Committee

Beryl Raff (Chairperson)
Scott Cowen
Joseph DePinto
Patricia Morrison
Frank Newman

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of our company. During fiscal 2009, the Audit Committee met seven times, and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Executive Officer, Chief Financial Officer, other company officers, and the independent registered public accountants, prior to public release.

In discharging its oversight responsibility of the audit process, the Audit Committee obtained from our independent registered public accounting firm a formal written statement describing all relationships between the auditors and our company that might reasonably be thought to bear on the auditors’ independence, pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence. The Audit Committee also discussed with the auditors any relationships that may impact their objectivity and independence and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accountants the quality and effectiveness of our company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed, both with the independent and internal auditors, their audit plans, audit scope and identification of audit risks.

The Audit Committee received updates on legal issues from our company’s legal counsel and followed established procedures as to the intake and investigation of complaints relating to accounting or auditing matters.

The Audit Committee discussed and reviewed, with the independent registered public accountants, all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 114, as amended, Communication with Audit Committees, and, with and without management present, discussed and reviewed the results of the independent registered public accountants’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Management has the responsibility for the preparation of our company’s financial statements, maintaining our company’s system of internal controls over financial reporting and periodically evaluating the effectiveness of those controls. The independent registered public accountants have the responsibility for the examination of our company’s financial statements and auditing the effectiveness of our company’s internal controls over financial reporting. The Audit Committee reviewed and discussed with management and the independent registered public accountants the audited financial statements of our company, as of and for the fiscal year ended January 31, 2009, as well as the report of management and the opinion of the independent registered public accounting firm regarding the effectiveness of our company’s internal controls over financial reporting. As part of this review, the Audit Committee discussed the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. In addition, the Committee reviewed and discussed with management each of our company’s quarterly reports to the Securities and Exchange Commission.

Based on the above-mentioned review and discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that our company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2009, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Ernst & Young LLP as our company’s independent registered public accountants for the fiscal year ending January 30, 2010.

This report has been submitted by the Audit Committee, consisting of the following members:

Audit Committee

Tracey Travis (Chairperson)
Scott Cowen
Frank Newman
David Perdue

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND
PERMITTED NON-AUDIT SERVICES

The Audit Committee has established policies and procedures regarding pre-approval of audit, audit-related, tax, and other services that the independent registered public accounting firm may perform for us. Under the policy, predictable and recurring services are generally approved by the Audit Committee on an annual basis. The Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and other services not covered by the services that are pre-approved annually.

The Audit Committee may delegate pre-approval authority to any of its members if the aggregate estimated fees for all current and future periods for which the services are to be rendered will not exceed a designated amount, and any such pre-approval must be reported at the next scheduled meeting of the Audit Committee.

The Audit Committee may prohibit services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent registered public accounting firm. The Audit Committee also periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of service being or expected to be provided.

All services performed by the independent registered public accounting firm in fiscal 2009 were pre-approved by the Audit Committee.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to us for the fiscal years ending January 31, 2009 and February 2, 2008 by our principal accountants, Ernst & Young LLP:

	Fiscal Year
	2009	2008
	(In thousands)

Audit Fees(1)	$781	$849
Audit-Related Fees(2)	23	3
Tax Fees(3)(4)	38	25
All Other Fees(5)	—	—

Total	$842	$877

(1)	Audit Fees include fees for professional services rendered by the principal accountant for the audit of our annual financial statements, review of financial statements included in our Form 10-Q filings, the audit of the effectiveness of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees include fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. These fees include consultation on SEC registration statements and filings, and consultations on other financial accounting and reporting matters.

(3)	Tax Fees include fees billed for professional services relating to tax compliance, tax planning and consultations, reviews of tax returns and audit support.

(4)	The Audit Committee has considered and concluded that the provision of these services is compatible with maintaining the principal accountant’s independence.

(5)	All Other Fees are fees for other permissible work that do not meet the above category descriptions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common shares to file with the SEC initial reports of ownership and reports of subsequent changes in ownership. Such persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on our review of the copies of such forms (and amendments thereto) furnished to us and written representations from certain reporting persons that no additional reports were required, we believe that all our directors, executive officers and holders of more than 10% of the common shares complied with all Section 16(a) filing requirements during fiscal 2009.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By the selection of our Audit Committee, the accounting firm of Ernst & Young LLP serves us as our independent registered public accountants. A representative of Ernst & Young LLP is expected to be present at our Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. Additionally, this representative will be available to answer appropriate questions that you may have regarding Ernst & Young LLP’s examination of our consolidated financial statements for the fiscal year ended January 31, 2009.

PROXY SOLICITATION COSTS

The proxies being solicited by this proxy statement are being solicited by us. We will bear the expense of preparing, printing, mailing and otherwise distributing this proxy statement. We have engaged the services of The Altman Group to assist in the solicitation of proxies at an anticipated cost of $1,800 plus approved and reasonable out-of-pocket expenses. Further solicitation, if required, may be made by mail, telephone, telex, facsimile, other electronic means and personal conversation by our directors, officers and regularly engaged employees, without extra compensation. Upon request, we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our common shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 13, 2009 (except as otherwise noted), the amount of common shares beneficially owned by each person or group known to us to be beneficial owners of more than 5% of our common shares and the amount of common shares beneficially owned by (1) each of our directors and nominees for directors, (2) each of the executive officers named in the Summary Compensation Table and (3) all our current executive officers and directors as a group. The information provided in connection with this table has been obtained from our records and a review of statements filed with the SEC. Unless otherwise indicated, each of the persons listed in the following table has sole voting and investment power with respect to the common shares set forth opposite his or her name. There were 26,448,519 common shares outstanding as of April 13, 2009. Common shares each have one vote per share.

	Number of	Percent of
Name of	Common Shares	Class if 1%
Beneficial Owner	Beneficially Owned	or More

5% Owners
First Pacific Advisors, LLC(1)	2,826,995	10.69%
Dimensional Fund Advisors LP(2)	2,107,279	7.97%
Barclays Global Investors, NA and affiliates(3)	1,657,083	6.27%
AXA Assurances I.A.R.D. Mutuelle and affiliates(4)	1,375,291	5.20%
Directors
Alan Rosskamm(5)(6)(7)	753,677	2.84%
Scott Cowen(8)	68,777	*
Joseph DePinto(9)	10,644	*
Ira Gumberg(10)	36,861	*
Patricia Morrison(11)	42,656	*
Frank Newman(12)	75,201	*
David Perdue(13)	8,455	*
Beryl Raff(14)	49,671	*
Tracey Travis(15)	50,186	*
Executive Officers
Darrell Webb(16)	554,824	2.09%
Travis Smith(17)	104,576	*
Kenneth Haverkost(18)	84,870	*
James Kerr(5)(19)	120,508	*
All Current Executive Officers and Directors as a Group (13 persons)(5)(20)	1,960,906	7.25%

*	Less than 1%

(1)	The common shares listed are reported on Schedule 13G, filed with the SEC on February 11, 2009 with respect to holdings as of December 31, 2008. As a result of acting as an investment advisor, First Pacific Advisors, LLC (“First Pacific”) is the beneficial owner of 2,230,795 common shares with regard to which it has shared voting power and 2,826,995 common shares with regard to which it has shared dispositive power. Robert L. Rodriguez and J. Richard Atwood are part-owners and managing members of First Pacific. As controlling persons of First Pacific, Mr. Rodriguez and Mr. Atwood may be deemed to beneficially own 2,826,995 common shares owned by the clients of First Pacific although, pursuant to Rule 13d-4 of the Exchange Act, they disclaim such beneficial ownership. Mr. Rodriguez’s beneficial ownership includes 261,500 common shares with regard to which he has sole voting and dispositive power, 2,230,795 common shares with regard to which he has shared voting power and 2,826,995 common shares with regard to which he has shared dispositive power. Mr. Atwood’s beneficial ownership includes 35,000 common shares with regard to which he has sole voting and dispositive power, 2,230,795 common shares with regard to which he has shared voting power and 2,826,995 common shares with regard to which he has shared dispositive power. The mailing address of First Pacific, Mr. Rodriguez and Mr. Atwood is 11400 West Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(2)	The common shares listed are reported on Schedule 13G/A, filed with the SEC on February 9, 2009 with respect to holdings as of December 31, 2008. As an investment advisor to four investment companies and an investment manager to other commingled group trusts and separate accounts, Dimensional Fund Advisors LP (“Dimensional”) is the beneficial owner of 2,063,078 common shares with regard to which it has sole voting power and 2,107,279 common shares with regard to which it has sole dispositive power. The Schedule 13G/A does not disclose, and we are unable to determine, who has the ultimate voting or investment control over the common shares held by Dimensional. The mailing address of Dimensional is 1299 Ocean Avenue, Santa Monica, CA 90401.

(3)	The common shares listed are reported on Schedule 13G, filed with the SEC on February 5, 2009 with respect to holdings as of December 31, 2008. In aggregate, Barclays Global Investors, NA and affiliates (“Barclays”) have sole voting power with regard to 1,254,385 common shares and sole dispositive power with regard to 1,657,083 common shares. Beneficial ownership of Barclays Global Investors, NA includes 438,419 common shares with regard to which it has sole voting power and 535,859 common shares with regard to which it has sole dispositive power. Beneficial ownership of Barclays Global Fund Advisors includes 814,951 common shares with regard to which it has sole voting power and 1,103,949 common shares with regard to which it has sole dispositive power. Beneficial ownership of Barclays Global Investors, Ltd includes 1,015 common shares with regard to which it has sole voting power and 17,275 common shares with regard to which it has sole dispositive power. The Schedule 13G does not disclose, and we are unable to determine, who has the ultimate voting or investment control over the common shares held by Barclays. The mailing address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105, and the mailing address of Barclays Global Investors, Ltd is Murray House, 1 Royal Mint Court, London EC3N 4HH.

(4)	The common shares listed are reported on Schedule 13G, filed with the SEC on February 13, 2009 with respect to holdings as of December 31, 2008. Each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle (collectively, “AXA Mutuelles”), which as a group control AXA, and AXA, which owns AXA Financial, Inc., reports sole voting power with regard to 825,272 common shares and sole dispositive power with regard to 1,375,291 common shares. AXA Financial, Inc., through AllianceBernstein L.P., a subsidiary acquired solely for investment purposes, has sole voting power with regard to 264,735 common shares and sole dispositive power with regard to 265,182 common shares. AllianceBernstein L.P. operates under independent management and makes independent voting and investment decisions. AXA is also a parent holding company of AXA Konzern AG (Germany), which has sole voting and sole dispositive power with regard to 200 shares, and AXA Rosenberg Investment Management LLC, which has sole voting power with regard to 560,337 common shares and sole dispositive power with regard to 1,109,909 common shares. Except as described herein, the Schedule 13G does not disclose, and we are unable to determine, who has the ultimate voting or investment control over these common shares. The mailing address of AXA Mutuelles is 26, Rue Drouot, 75009 Paris, France. The mailing address of AXA is 25, Avenue Matignon, 75008 Paris, France, and the mailing address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104.

(5)	The number of common shares beneficially owned by such persons under our Jo-Ann Stores, Inc. 401(k) Savings Plan is included as of March 31, 2009, the latest date for which statements are available.

(6)	Mrs. Betty Rosskamm (the mother of Alan Rosskamm), Mrs. Alma Zimmerman (a member of one of our company’s original founding families and who is now deceased) and our company are parties to an agreement, dated October 30, 2003, as amended on February 22, 2007, relating to their Jo-Ann Stores common shares. Under this agreement, Mrs. Rosskamm and her lineal descendants and permitted holders (the “Rosskamms”) and Mrs. Zimmerman and her lineal descendants and permitted holders (the “Zimmermans”) may each sell up to 400,000 common shares in any calendar year but may not sell more than 200,000 of those shares in any 180-day period. If either the Rosskamms or Zimmermans plan to sell a number of their respective common shares in excess of the number permitted under the agreement, they must first offer to sell those shares to our company. Each of the Rosskamms and the Zimmermans are permitted to sell an unlimited number of shares to each other free of our company’s right of first refusal.

(7)	Mr. Rosskamm’s beneficial ownership includes 90,000 common shares subject to stock options that are exercisable within 60 days. His beneficial ownership also includes 4,746 common shares held by Mr. Rosskamm as custodian for the benefit of a minor child with regard to which he has sole voting and dispositive power, 74,125 common shares held by Mr. Rosskamm as trustee for the benefit of family members and charities with regard to which he has shared voting and dispositive power, 255,328 common shares held by Rosskamm Family Partners, L.P. with regard to which he has shared voting and dispositive power, 112,583 common shares held by Rosskamm Family Partners, L.P. II with regard to which he has shared voting and dispositive power and 3,595 common shares held by Caneel Bay Partners, L.P. with regard to which he has sole voting and dispositive power. The mailing address for Mr. Rosskamm is 2000 Auburn Drive, Suite 200, Beachwood, Ohio 44122.

(8)	Dr. Cowen’s beneficial ownership includes 31,175 common shares subject to stock options that are exercisable within 60 days, 3,551 common shares subject to a deferred compensation arrangement, 4,935 restricted stock units and 5,748 common shares held as restricted stock.

(9)	Mr. DePinto’s beneficial ownership includes 2,500 common shares subject to stock options that are exercisable within 60 days, 2,189 common shares subject to a deferred compensation arrangement and 5,955 restricted stock units.

(10)	Mr. Gumberg’s beneficial ownership includes 19,350 common shares subject to stock options that are exercisable within 60 days, 6,828 common shares subject to a deferred compensation arrangement, 4,935 restricted stock units and 5,748 common shares held as restricted stock.

(11)	Ms. Morrison’s beneficial ownership includes 22,217 common shares subject to stock options that are exercisable within 60 days, 4,935 restricted stock units and 8,623 common shares held as restricted stock.

(12)	Mr. Newman’s beneficial ownership includes 45,150 common shares subject to stock options that are exercisable within 60 days, 8,446 common shares subject to a deferred compensation arrangement, 4,935 restricted stock units and 5,748 common shares held as restricted stock.

(13)	Mr. Perdue’s beneficial ownership includes 2,500 common shares subject to stock options that are exercisable within 60 days and 5,955 restricted stock units.

(14)	Ms. Raff’s beneficial ownership includes 31,175 common shares subject to stock options that are exercisable within 60 days, 4,935 restricted stock units and 5,748 common shares held as restricted stock.

(15)	Ms. Travis’ beneficial ownership includes 24,369 common shares subject to stock options that are exercisable within 60 days, 4,630 common shares subject to a deferred compensation arrangement, 4,935 restricted stock units and 8,623 common shares held as restricted stock.

(16)	Mr. Webb’s beneficial ownership includes 86,688 common shares subject to stock options that are exercisable within 60 days; 47,319 restricted stock units (which are subject to both performance and time restrictions); 7,005 stock equivalent units and 403,817 common shares held as restricted stock.

(17)	Mr. Smith’s beneficial ownership includes 27,592 common shares subject to stock options that are exercisable within 60 days, 56,348 common shares held as restricted stock and 17,745 restricted stock units (which are subject to both performance and time restrictions).

(18)	Mr. Haverkost’s beneficial ownership includes 11,442 common shares subject to stock options that are exercisable within 60 days; 55,933 common shares held as restricted stock and 14,789 restricted stock units (which are subject to both performance and time restrictions).

(19)	Mr. Kerr’s beneficial ownership includes 54,092 common shares subject to stock options that are exercisable within 60 days, 42,405 common shares held as restricted stock and 14,789 restricted stock units (which are subject to both performance and time restrictions).

(20)	Beneficial ownership for all current executive officers and directors as a group includes 448,250 common shares subject to stock options granted under our stock option plans that are exercisable within 60 days, 25,644 common shares subject to deferred compensation arrangements, 136,162 restricted stock units, 7,005 stock equivalent units and 598,741 common shares held as restricted stock.

SHAREHOLDERS’ PROPOSALS

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2010 Annual Meeting of Shareholders, under the rules of the SEC, is December 28, 2009. Additionally, under our Code of Regulations, a shareholder who wishes to present a proposal at the 2010 Annual Meeting of Shareholders must notify us of such proposal, assuming a June 10, 2010 meeting date, by no earlier than February 10, 2010 and no later than March 20, 2010. If notice of a proposal is not received by us in accordance with the dates specified in our Code of Regulations, then the proposal will be deemed untimely and we will have the right to exercise discretionary voting authority and vote proxies returned to us with respect to such proposal.

For a proposal to be considered for inclusion in the proxy statement and to be properly requested and brought before an annual meeting of shareholders, a shareholder must comply with the deadlines described in the preceding paragraph, as well as all of the other requirements of our Code of Regulations.

WEBSITE

The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

ANNUAL REPORT

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended January 31, 2009 are being provided electronically or by mail in accordance with the SEC’s rules and regulations to holders of our common shares as of April 13, 2009.

DAVID GOLDSTON
Senior Vice President
General Counsel & Secretary

By order of the Board of Directors
April 27, 2009

5555 DARROW ROAD
HUDSON, OH 44236
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions any time before 11:59 p.m. eastern daylight saving time, on June 10, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions any time before 11:59 p.m. eastern daylight saving time, on June 10, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Jo-Ann Stores, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxies must be received by 11:59 p.m. eastern daylight saving time, on June 10, 2009.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M13862	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JO-ANN STORES, INC.

The Directors recommend that you vote FOR all Nominees in Item 1 and FOR Proposal 2.

1.	To elect the ten nominees named below to serve as directors until the 2010 Annual Meeting of Shareholders and until a successor is elected and qualifies.

Nominees:

	01) Scott Cowen	06) David Perdue
	02) Joseph DePinto	07) Beryl Raff
	03) Ira Gumberg	08) Alan Rosskamm
	04) Patricia Morrison	09) Tracey Travis
	05) Frank Newman	10) Darrell Webb

For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
All	All	Except

☐	☐	☐

		For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending January 30, 2010.	☐	☐	☐

3.	To transact any other business properly brought before the meeting.

SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DIRECTORS SET FORTH ABOVE.

Note: Please sign within the box below exactly as name appears hereon. Joint owners should each sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Directions to the
Annual Meeting of Shareholders
June 11, 2009

Jo-Ann Stores, Inc.
Corporate Conference Center
5373 Darrow Road (Route 91)
Hudson, OH 44236
From The North
Take I-71 or I-77 South to the Ohio Turnpike (I-80)
Merge onto I-80 E toward YOUNGSTOWN (Portions toll) Merge onto OH-8 S via EXIT 180
Take the OH-303 ramp toward HUDSON / PENINSULA Turn LEFT onto W STREETSBORO RD. / OH-303;
Continue to follow OH-303
Turn RIGHT onto TEREX RD.
Turn RIGHT onto DARROW RD. / OH-91 N.
From The South
Take I-77 North
Keep LEFT to take OH-8 N via EXIT 125A toward CUYAHOGA FALLS
Take the STEELS CORNERS RD. exit, Turn RIGHT E      STEELS CORNERS RD. becomes HUDSON DR.
Turn RIGHT onto NORTON RD.
Turn LEFT onto DARROW RD. / OH-91 N

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com.

M13863

JO-ANN STORES, INC.
BOARD OF DIRECTORS’ PROXY
ANNUAL MEETING, JUNE 11, 2009
At the Annual Meeting of Shareholders of our Company to be held on June 11, 2009, and at any adjournment, Scott Cowen, Patricia Morrison, Beryl Raff, Tracey Travis and Darrell Webb and each of them, with full power of substitution, is hereby authorized to represent me and to vote these shares at such meeting on the following:
1.
To elect the ten nominees named below to serve as directors until the 2010 Annual Meeting of Shareholders and until a successor is elected and qualifies.

Nominees for election are: Scott Cowen, Joseph DePinto, Ira Gumberg, Patricia Morrison, Frank Newman, David Perdue, Beryl Raff, Alan Rosskamm, Tracey Travis and Darrell Webb.

2.	To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending January 30, 2010.

3.	To transact any other business properly brought before the meeting.

SEE REVERSE
SIDE

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

              JO-ANN STORES, INC.

5555 DARROW ROAD
HUDSON, OH 44236
M13759

Meeting Information

Meeting Type:	Annual

For holders as of:	04/13/09

Date:	06/11/09 Time: 9:00 AM EDT

Location:	Jo-Ann Stores, Inc.
5373 Darrow Road (Route 91)
Hudson, OH 44236
You are receiving this communication because you hold shares in the company named above.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—— Before You Vote ——
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT           FORM 10-K          SHAREHOLDER LETTER
How to View Online:
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—— How To Vote ——
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M13760

Voting items
The Directors recommend that you vote FOR all Nominees in Item 1 and FOR Proposal 2.

1.	To elect the ten nominees named below to serve as directors until the 2010 Annual Meeting of Shareholders and until a successor is elected and qualifies.

Nominees:

	01) Scott Cowen	06) David Perdue
	02) Joseph DePinto	07) Beryl Raff
	03) Ira Gumberg	08) Alan Rosskamm
	04) Patricia Morrison	09) Tracey Travis
	05) Frank Newman	10) Darrell Webb

2.	To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending January 30, 2010.

3.	To transact any other business properly brought before the meeting.
M13761

M13762